SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Act of 1934
(Amendment No. )

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Express Scripts, Inc.

(Name of Registrant As Specified in its Charter)

(Name of Person(s) Filing Proxy Statement. If other than the Registrant)

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EXPRESS SCRIPTS, INC.
13900 Riverport Drive
Maryland Heights, Missouri 63043
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 25, 2005
      The 2005 Annual Meeting of Stockholders of EXPRESS SCRIPTS, INC., a Delaware corporation (the “Company”), will be held at the principal executive offices of the Company, 13900 Riverport Drive, Maryland Heights, Missouri 63043, on Wednesday, May 25, 2005, at 9:30 a.m. Central Time (the “meeting”), to consider and act upon the following matters:

1.	to elect eleven (11) directors to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified;

2.	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the Company’s current fiscal year; and

3.	to transact such other business as may properly come before the meeting or any adjournments thereof.
      Only stockholders of record at the close of business on March 31, 2005, are entitled to notice of and to vote at the meeting. At least ten days prior to the meeting, a complete list of stockholders entitled to vote will be available for inspection by any stockholder for any purpose germane to the meeting, during ordinary business hours, at the office of the Secretary of the Company at 13900 Riverport Drive, Maryland Heights, Missouri 63043. As a stockholder of record, you are cordially invited to attend the meeting in person. Regardless of whether you expect to be present at the meeting, please either complete, sign and date the enclosed proxy and mail it promptly in the enclosed envelope, or vote electronically via the Internet or telephone as described in greater detail in the proxy statement. Returning the enclosed proxy, or voting electronically or telephonically, will not affect your right to vote in person if you attend the meeting.

By Order of the Board of Directors

Thomas M. Boudreau
Senior Vice President, General Counsel and Secretary
13900 Riverport Drive
Maryland Heights, Missouri 63043
April 22, 2005
      Even though you may plan to attend the meeting in person, please vote by telephone or the Internet, or execute the enclosed proxy card and mail it promptly. A return envelope (which requires no postage if mailed in the United States) is enclosed for your convenience. Telephone and Internet voting information is provided on your proxy card. Should you attend the meeting in person, you may revoke your proxy and vote in person.

EXPRESS SCRIPTS, INC.
13900 Riverport Drive
Maryland Heights, Missouri 63043

2005 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Express Scripts, Inc., a Delaware corporation (the “Company”), to be voted at the 2005 Annual Meeting of Stockholders of the Company (the “annual meeting” or the “meeting”) and any adjournment or postponement of the meeting. The meeting will be held at the principal executive offices of the Company, 13900 Riverport Drive, Maryland Heights, Missouri 63043, on Wednesday, May 25, 2005, at 9:30 a.m. Central Time, for the purposes contained in the accompanying Notice of Annual Meeting of Stockholders and in this proxy statement. This proxy statement and the accompanying proxy will be first sent or given to stockholders on or about April 22, 2005.
ABOUT THE MEETING
Why Did I Receive This Proxy Statement?
      Because you were a stockholder of the Company as of March 31, 2005 (the “Record Date”) and are entitled to vote at the annual meeting, the Board of Directors is soliciting your proxy to vote at the meeting.
      This proxy statement summarizes the information you need to know to vote at the meeting. This proxy statement and form of proxy were first mailed to stockholders on or about April 22, 2005.
What Am I Voting On?
      You are voting on two items:

1. Election of directors (see page 6)

2. Ratification of PricewaterhouseCoopers LLP as independent accountants for 2005 (see page 28)
How Do I Vote?
      Stockholders of Record: If you are a stockholder of record, there are four ways to vote:

•	by toll-free telephone at 1-800-PROXIES (1-800-776-9437)

•	by Internet at www.voteproxy.com

•	by completing and returning your proxy card

•	by written ballot at the meeting
      Street Name Holders: Shares which are held in a brokerage account in the name of the broker are said to be held in “street name.” If your shares are held in street name you should follow the voting instructions provided by your broker. You may complete and return a voting instruction card to your broker, or, in many cases, your broker may also allow you to vote via the telephone or internet. Check your proxy card for more information. If you hold your shares in street name and wish to vote at the meeting, you must obtain a legal proxy from your broker and bring that proxy to the meeting.
      Regardless of how your shares are registered, if you complete and properly sign the accompanying proxy card and return it to the address indicated, it will be voted as you direct.

What Are The Voting Recommendations of the Board Of Directors?
      The Board recommends the following votes:

1. FOR each of the nominees as directors

2. FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for 2005
      Unless you give instructions on your proxy card, the persons named as proxy holders will vote your shares in accordance with the recommendations of the Board of Directors.
Will Any Other Matters Be Voted On?
      We do not know of any other matters that will be brought before the stockholders for a vote at the annual meeting. If any other matter is properly brought before the meeting, your signed proxy card gives authority to George Paz and David Lowenberg to vote on such matters in their discretion.
Who Is Entitled to Vote at the Meeting?
      Only stockholders of record at the close of business on the Record Date are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.
How Many Votes Do I Have?
      You will have one vote for every share of Express Scripts common stock you owned on the Record Date.
How Many Votes Can Be Cast by All Stockholders?
      74,045,868, consisting of one vote for each share of Express Scripts common stock outstanding on the Record Date. There is no cumulative voting.
How Many Votes Must Be Present to Hold the Meeting?
      The holders of a majority of the aggregate voting power of the Express Scripts’ common stock outstanding on the Record Date, or 37,022,935 votes, must be present in person, or by proxy, at the meeting in order to constitute a quorum necessary to conduct the meeting.
      If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum. A broker non-vote occurs when a bank or broker holding shares in street name submits a proxy that states that the broker does not vote for some or all of the proposals, because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.
      We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.
What Vote Is Required to Approve Each Proposal?
      In the election of directors, the affirmative vote of a plurality of the votes present in person or by proxy and entitled to vote at the meeting is required. A proxy that has properly withheld authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purposes of determining whether there is a quorum.
      For the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval. An abstention with respect to this proposal will not be voted, although it will be counted for the purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

Can I Change My Vote or Revoke My Proxy?
      Yes. Just send in a new proxy card with a later date, or cast a new vote by telephone or Internet, or send a written notice of revocation to the Company’s Corporate Secretary at the address on the cover of this proxy statement. Also, if you attend the meeting and wish to vote in person, you may request that your previously submitted proxy not be used.
How Can I Access Express Scripts’ Proxy Materials and Annual Report Electronically?
      This proxy statement and the 2004 annual report are available in the Investor Information section of our website at www.express-scripts.com. Information on our website does not constitute part of this proxy statement. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail by registering at our website. By electing to receive these materials electronically, you can save the Company the cost of producing and mailing these documents.
Who Can Attend the Annual Meeting?
      Any Express Scripts stockholder as of March 31, 2005 may attend the meeting. If you own shares in street name, you should ask your broker or bank for a legal proxy to bring with you to the meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement so that we can verify your ownership of our stock and admit you to the meeting. However, you will not be able to vote your shares at the meeting without a legal proxy.
      If you return a proxy card without indicating your vote, your shares will be voted as follows: (i) for the nominees for director named in this proxy statement; (ii) for ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for 2005; and (iii) in accordance with the recommendation of management on any other matter that may properly be brought before the meeting and any adjournment or postponement of the meeting.

VOTING SECURITIES
      On the Record Date there were 74,045,868 outstanding shares of the Company’s Common Stock, $.01 par value per share (the “Common Stock”). Unless otherwise provided, all references to shares of Common Stock in this proxy statement have been adjusted to reflect the two-for-one stock split effective June 22, 2001, in the form of a stock dividend of one share for each outstanding share to holders of record on June 8, 2001.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table contains certain information regarding the beneficial ownership of the Company’s Common Stock as of March 1, 2005 (unless otherwise noted) by (i) each person known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each current or former executive officer of the Company named in the Summary Compensation Table on page 17 (the “Named Officers”), and (iv) all current executive officers and directors of the Company as a group. The table includes shares that may be acquired on March 1, 2005 or within 60 days of March 1, 2005 upon the exercise of stock options by employees or outside directors. Unless otherwise indicated, each of the persons or entities listed below exercises sole voting and investment power over the shares that each of them beneficially owns.

	Shares Beneficially Owned

		Percent of
Name and Address	Number	Class(1)

Barrett A. Toan(2)	912,179	1.23%
Gary G. Benanav(3)	28,000	*
Frank J. Borelli(4)	96,720	*
Nicholas J. LaHowchic(5)	20,000	*
Thomas P. Mac Mahon(6)	20,000	*
John O. Parker, Jr.(7)	20,000	*
George Paz(8)	202,713	*
Samuel K. Skinner(9)	1,500	*
Seymour Sternberg(10)	31,475	*
Howard L. Waltman(11)	78,000	*
Maura C. Breen(12)	0	*
David A. Lowenberg(13)	148,346	*
Thomas M. Boudreau(14)	124,807	*
Edward Tenholder(15)	43,139	*
Directors and Executive Officers as a Group (22 persons)(16)	1,972,010	2.66%
New York Life Insurance Company; NYLIFE, LLC(17)	12,000,230	16.21%
Capital Research and Management Company(18)	10,156,000	13.72%
Putnam, LLC; Marsh & McLennan Companies, Inc., Putnam Investment Management, LLC; The Putnam Advisory Company, LLC(19)	4,715,765	6.37%

  *  Indicates less than 1%

(1)	Percentages based on 74,022,218 shares of Common Stock issued and outstanding on March 1, 2005.

(2)	Consists of options for 690,300 shares granted under the Company’s Amended and Restated 1992 and 1994 Stock Option Plans, and its 2000 Long Term Incentive Plan (collectively, the “Employee Stock Option Plans”) (See “Executive Compensation — Employment Agreements” for a description of the terms of his employment agreement with the Company governing his options), 72,783 shares owned by Mr. Toan, 120,000 restricted shares awarded under the 2000 Long Term Incentive Plan (the “2000 LTIP”), and 29,096 phantom shares representing fully-vested investments in the Company Stock Fund under the Company’s Executive Deferred Compensation Plan (the “EDCP”).

(3)	Consists of options for 26,000 shares granted under the 2000 LTIP and 2,000 shares owned by a trust established by Mr. Benanav.

(4)	Consists of options for 96,000 shares granted under the Amended and Restated 1992 Stock Option Plan for Outside Directors (the “Outside Directors Plan”) and 720 shares held in trusts for family members.

(5)	Consists of options for 19,000 shares granted under the 2000 LTIP, and 1,000 shares owned by Mr. LaHowchic.

(6)	Consists of options for 20,000 shares granted under the 2000 LTIP.

(7)	Consists of options for 20,000 shares granted under the 2000 LTIP.

(8)	Consists of options for 150,430 shares granted under the Employee Stock Option Plans, 20,761 shares owned by Mr. Paz, 26,355 restricted shares awarded under the 2000 LTIP, and 5,167 phantom shares representing fully-vested investments in the Company Stock Fund under the EDCP. Excluded are 1,734 phantom shares representing unvested investments in the Company Stock Fund under the EDCP.

(9)	Consists of options for 1,500 shares, granted under the 2000 LTIP.

(10)	Consists of options for 26,000 shares granted under the 2000 LTIP, and 5,475 shares owned by Mr. Sternberg, but excludes 720 shares held by Mr. Sternberg’s son as to which shares Mr. Sternberg disclaims beneficial ownership.

(11)	Consists of options for 76,000 shares granted under the Outside Directors Plan, and 2,000 shares owned by Mr. Waltman.

(12)	Ms. Breen has received options to purchase 4,500 shares granted under the 2000 LTIP, none of which have vested.

(13)	Consists of options for 93,626 shares granted under the Employee Stock Option Plans, 26,823 shares owned by Mr. Lowenberg, 22,451 restricted shares awarded under the 2000 LTIP, and 5,446 phantom shares representing fully-vested investments in the Company Stock Fund under the EDCP. Excluded are 350 shares held by Mr. Lowenberg’s minor children, as to which Mr. Lowenberg disclaims beneficial ownership, and 1,575 phantom shares representing unvested investments in the Company Stock Fund under the EDCP.

(14)	Consists of options for 89,010 shares granted under the Employee Stock Option Plans, 17,650 shares owned by Mr. Boudreau, 14,226 restricted shares awarded under the 2000 LTIP, and 3,921 phantom shares representing fully-vested investments in the Company Stock Fund under the EDCP. Excluded are 200 shares held by Mr. Boudreau’s spouse, as to which Mr. Boudreau disclaims beneficial ownership, and 1,729 phantom shares representing unvested investments in the Company Stock Fund under the EDCP.

(15)	Consists of options for 14,543 shares granted under the Employee Stock Option Plans, 12,500 shares owned by Mr. Tenholder, 16,000 restricted shares awarded under the 2000 LTIP, and 96 phantom shares representing fully-vested investments in the Company Stock Fund under the EDCP. Excluded are 2,633 phantom shares representing unvested investments in the Company Stock Fund under the EDCP.

(16)	Consists of options for 1,443,422 shares granted under the Outside Directors Plan and the Employee Stock Option Plans, 170,557 shares owned by directors and officers as a group, 308,546 restricted shares awarded under the 2000 LTIP, and 49,485 phantom shares representing fully-vested investments in the Company Stock Fund under the EDCP. Excluded are 16,149 phantom shares representing unvested investments in the Company Stock Fund under the EDCP.

(17)	The information with respect to the beneficial ownership of these shares as of December 31, 2003 has been obtained from a copy of an Amendment No. 5 to Schedule 13G filed February 13, 2004. Such filing reports that the beneficial owner, New York Life Insurance Company (“New York Life”), shares voting power with respect to all of the shares reported, but has sole dispositive power as to all of the shares reported, and that NYLIFE, LLC (“NYLife”), a subsidiary of New York Life, owns 4,500,000 of such shares. As described further in “Certain Relationships and Related Party Transactions — Relationship with New York Life” beginning on page 16, in August NYLife entered into a ten-year forward sale contract with respect to 4,500,000 of the shares of Common Stock, and, in April 2003 New York Life entered into a five-year forward sale contract with respect to 5,500,000 of the shares of Common Stock. Absent the occurrence of certain accelerating events, New York Life or NYLife, as applicable, retains the right to vote the shares subject to such forward sale contracts, but is subject to restrictions on the transfer of such shares. The address for New York Life and NYLife is 51 Madison Avenue, New York, NY 10010. Mr. Sternberg, a director of the Company, is also a director and holds various executive positions with New York Life, as described herein, and Mr. Benanav, a director of the Company, was also a director and held various executive positions with New York Life, as described herein, prior to his retirement from New York Life on March 1, 2005. Both Mr. Sternberg and Mr. Benanav disclaim beneficial ownership of the Company’s Common Stock owned by NYLife or New York Life.

(18)	This information is based on an Amendment No. 2 to Schedule 13G, filed with the Securities and Exchange Commission on February 11, 2005 by Capital Research and Management Company (“CRMC”) on behalf of itself and The Growth Fund of America (“GFA”), which indicated that (a) CRMC has sole dispositive power with respect to 10,156,000 shares, with respect to all of which CRMC disclaims beneficial ownership, and (b) GFA has sole voting power with respect to 4,710,000 shares. GFA is an investment company which is advised by CRMC. The address for CRMC is 333 South Hope Street, Los Angeles, CA 90071.

(19)	This is based on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2005 by Putnam, LLC d/b/a Putnam Investments (“Putnam Investments”), on behalf of itself, its parent, Marsh & McLennan Companies, Inc. (“M&MC”), and the following of its wholly-owned subsidiaries: Putnam Investment Management, LLC, which beneficially owns and has shared dispositive power with respect to 4,247,803 of such shares, and which has shared voting power with respect to 123,277 of such shares; and The Putnam Advisory Company, LLC, which beneficially owns and has shared dispositive power with respect to 467,962 of such shares, and which has shared voting power with respect to 341,738 of such shares. M&MC reports no voting or investment power with respect to the shares. Putnam Investments reports that it beneficially owns and has shared dispositive power with respect to 4,715,765 shares, and shared voting power with respect to 465,015 of such shares. The address for Putnam is One Post Office Square, Boston, MA 02109.

Equity Compensation Plans
      The following table summarizes information as of December 31, 2004 relating to the Company’s equity compensation plans under which equity securities are authorized for issuance.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

					Number of Securities
					Remaining Available
					for Future Issuance
	Number of Securities				Under Equity
	to Be Issued Upon		Weighted Average of		Compensation Plans
	Exercise of		Outstanding		(excluding securities
	Outstanding Options,		Options, Warrants,		reflected in
	Warrants and Rights		Rights		column (a))

Plan Category	(a)		(b)		(c)

Equity Compensation Plans approved by security holders	3,678,178	(3)	$43.71	(4)	5,414,160	(1)(2)
Equity Compensation Plans not approved by security holders	0		—		0

Total	3,678,178	(3)	$43.71	(4)	5,414,160	(1)(2)

(1)	The number of shares available for distribution under the 2000 LTIP automatically increased by 1,400,000 shares on January 1, 2004. The number of shares available for distribution under the 2000 LTIP is also increased by any shares made available as a result of forfeitures of awards made under the 2000 LTIP, or any of the Company’s Amended and Restated 1992 Stock Option Plan, Amended and Restated 1994 Stock Option Plan or Amended and Restated 1992 Stock Option Plan for Outside Directors.

(2)	Includes 4,496,323 shares remaining available for future issuance under the 2000 LTIP. The 2000 LTIP provides for the issuance of restricted stock awards and a portion of these remaining shares will likely be issued as restricted stock awards.

(3)	Includes shares which were issued under the Employee Stock Purchase Plan for the month of January 2005. Does not include restricted stock awarded.

(4)	Shares allocated to the Executive Deferred Compensation Plan and shares which were issued for the month of January 2005 under the Employee Stock Purchase Plan are not included in the weighted average computation.
I. ELECTION OF DIRECTORS
      The current term of office of all of the Company’s directors expires at the meeting or when their successors are duly elected and qualified. The Corporate Governance Committee of the Board has nominated eleven (11) of the Company’s current directors to be re-elected to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified. Unless otherwise specified, all proxies will be voted in favor of the eleven nominees listed below for election as directors of the Company.
      The Board of Directors has no reason to expect that any of the nominees will be unable to stand for election on the date of the meeting or for good cause will not serve. If a vacancy occurs among the original nominees prior to the meeting, the proxies will be voted for a substitute nominee named by the Board of Directors and for the remaining nominees. Directors are elected by a plurality of the votes present in person or by proxy and entitled to vote at the meeting. The Board of Directors has determined that, in its judgment, with the exception of Mr. Paz, who is also an executive officer of the Company, and Mr. Toan who recently retired as an executive officer of the Company, all of the members of the Board of Directors are independent, as defined by the listing standards of The Nasdaq Stock Market, as of the date of this Proxy Statement.
      The Company and New York Life Insurance Company are parties to a Stockholder and Registration Rights Agreement which, among other things, requires New York Life and its subsidiaries to vote their shares for election of the eleven nominees, and gives New York Life the right to nominate one candidate for election to the Board, each subject to certain conditions as described in “Certain Relationships and Related Party Transactions — Relationship with New York Life — Stockholder and Registration Rights Agreement” beginning on page 27. Mr. Sternberg has been nominated by New York Life. Mr. Benanav has been nominated by the Company; previously, when New York Life was entitled to nominate two directors it had nominated both Mr. Sternberg and Mr. Benanav.
      The following information is furnished as of March 1, 2005, for each of the nominees for the Board of Directors:
Name, Position and Principal Occupation
      Gary G. Benanav, 59, was elected a director of the Company in January 2000. Mr. Benanav served as Executive Vice President of New York Life Insurance Company, a life insurance and financial services company, from December 1997 until November 1999, and as Vice Chairman of New York Life from November 1999 until his retirement in March 2005. Mr. Benanav also served as Chairman and Chief Executive Officer of New York Life International from December 1997 until his retirement in March 2005, and he continues to serve as Non-executive Chairman of New York Life International. He is also a director of Barnes Group, Inc.
      Frank J. Borelli, 69, was elected a director of the Company in January 2000. Mr. Borelli has been a Senior Advisor to MMC Capital, a wholly owned subsidiary of Marsh & McLennan Companies, Inc (“M&MC”), a global professional services firm, since his retirement from M&MC in January 2001. Prior thereto, he was Senior Vice President of M&MC from April to December 2000 and Senior Vice President and Chief Financial Officer from September 1984 to April 2000. He is also a director and Audit Committee Chairman of Genworth Financial, Inc. and is Presiding Director of the Interpublic Group of Companies. He was a Director of Marsh & McLennan from May 1988 to October 2000.
      Maura C. Breen, 49, was elected a director of the Company in July 2004 to fill a vacancy on the Board. Ms. Breen has been Senior Vice President Support Services, Network Services Group for Verizon Communications, Inc., a provider of communications services (“Verizon”), since December 2003. Ms. Breen also served as Senior Vice President & Chief Marketing Officer, Retail Market Groups for Verizon from July 2001 through December 2003, and as Group Vice President, Verizon Long Distance from April 1999 through July 2001. Ms. Breen was recommended as a potential director by the Corporate Governance Committee with the assistance of Spencer Stuart, an outside director search firm.
      Nicholas J. LaHowchic, 57, was elected a director of the Company in July 2001. Mr. LaHowchic has served as President and Chief Executive Officer of Limited Logistics Services, Inc. (“LLS”), since October 1997, and as Executive Vice President for Limited Brands, Inc., a retail apparel company and the parent of LLS, since April 2004. LLS provides supply chain, compliance and procurement services to retailers including Limited Brands, Inc.
      Thomas P. Mac Mahon, 58, was elected a director of the Company in March 2001. Mr. Mac Mahon has served as President and Chief Executive Officer and a member of the Executive and Management Committees of Laboratory Corporation of America Holdings (“LabCorp”), the second largest independent clinical laboratory company in the U.S., since January 1997. Mr. Mac Mahon has been a director of LabCorp since April 1995, serving as Chairman of the Board since April 1996.
      John O. Parker, Jr., 60, was elected a director of the Company in July 2001. Mr. Parker has served as a Venture Partner with Rho Ventures LLC, a venture capital firm, since January 2002. Mr. Parker was a General Partner of Care Capital, LLC, a venture capital firm, from October 2000 to December 2001, and was Senior Vice President and Director of Information Resources of Smithkline Beecham Corporation from November 1991 to September 2000.
      George Paz, 49, was elected a director of the Company in January 2004. Mr. Paz was first elected President of the Company in October 2003 and also assumed the role Chief Executive Officer of the Company on April 1, 2005. Mr. Paz joined the Company and was elected Senior Vice President and Chief Financial Officer in January 1998 and continued to serve as the Company’s Chief Financial Officer of the Company following his election to the office of President until his successor joined the Company in April 2004.
      Samuel K. Skinner, 66, was elected a director of the Company in February 2004. Mr. Skinner is of counsel with the law firm of Greenberg Traurig, LLP. Mr. Skinner previously served as President, Chief Executive Officer and a director of USF Corporation (formerly USFreightways Corporation) (“USF”), a transportation, freight forwarding and supply chain management company from 2000 until his retirement in 2003. Mr. Skinner was also Chairman of the Board of USF from 2001 until his retirement. From October 1998 through 2000, Mr. Skinner served as Capital Partner & Co-Chairman of Hopkins & Sutter, a Chicago-based law firm. Mr. Skinner is also a director of Navigant Consulting, Inc., Midwest Air

Group, Inc., Click Commerce, Inc., DiamondCluster International, Inc., Dade Behring Holdings, Inc., APAC Customer Services, Inc. and the Chicago Board Options Exchange. Mr. Skinner has indicated that he will not be standing for reelection to the board of APAC Customer Services, Inc. at its annual meeting in June.
      Seymour Sternberg, 61, was elected a director of the Company in March 1992. Mr. Sternberg currently is the Chairman of the Board and Chief Executive Officer of New York Life Insurance Company, a life insurance and financial services company, and has served in this capacity since April 1997. From October 1995 until October 2002, he was the President of New York Life, and from October 1995 until March 1997 he also held the position of Chief Operating Officer of New York Life. Mr. Sternberg is also a director/manager of various New York Life subsidiaries.
      Barrett A. Toan, 57, was first elected a director of the Company in October 1990 and has served as Chairman of the Board since November 2000. Mr. Toan was the Company’s Chief Executive Officer from March 1992 until his retirement on March 31, 2005. Mr. Toan was an executive employee of the Company from May 1989 until his retirement and served as President of the Company from October 1990 to April 2002. Mr. Toan is also a director of Sigma-Aldrich Corporation, a specialty chemical company.
      Howard L. Waltman, 72, has been a director of the Company since its inception in September 1986, and served as Chairman of the Board of the Company from March 1992 until November 2000. Mr. Waltman is also a director of Infocrossing, Inc.
      Director Emeritus, Norman Zachary retired from the Company’s Board of Directors in May 2004, and has served as a non-voting Director Emeritus since his retirement, at the discretion of the Board. Mr. Zachary was first elected a director of the Company in March 1992.
      The Board of Directors unanimously recommends a vote FOR the election of each of the nominees listed above.
THE BOARD OF DIRECTORS AND ITS COMMITTEES
      The Company’s Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall management of the Company. In addition to considering various matters which require Board approval, the Board provides advice and counsel to, and ultimately monitors the performance of, the Company’s senior management.
      During 2002 and 2003, the Board conducted a comprehensive review of the Company’s corporate governance structure, and adopted revised versions of the Company’s Corporate Governance Guidelines as well as the Charters for each of the Board’s committees. Copies of the Guidelines and Charters can be found in the Corporate Governance page in the Investor Information section of the Company’s website at www.express-scripts.com (information on our website does not constitute part of this proxy statement).
      Stockholders wishing to communicate with the Board of Directors or with an individual Board member with respect to the Company may do so by writing to the Board or the specific Board member, and mailing the correspondence to: Attention: Corporate Secretary, Express Scripts Inc., 13900 Riverport Drive, Maryland Heights, MO 63043. The outside of the envelope should clearly indicate that it contains a stockholder communication. All such stockholder communications will be forwarded to the director or directors to whom the communications are addressed.
      There are four standing committees of the Board of Directors: the Audit Committee, the Compensation and Development Committee, the Corporate Governance Committee, and the Compliance Committee. Each committee is composed entirely of directors deemed to be, in the judgment of the Board, independent in accordance with Nasdaq listing standards. The Board of Directors met six times in 2004. Each director attended at least 75% of the total number of meetings of the Board and the Board committees of which he or she was a member in 2004. While the Company does not have a formal policy requiring members of the Board to attend the Annual Meeting of Stockholders, the Company encourages all directors to attend. Nine of the Board’s ten members attended the Annual Meeting in 2004. The following table lists the members, primary functions and number of meetings held for each of the Committees:

		Meetings
Members	Principal Functions	in 2004

Audit Committee Frank J. Borelli (Chair)* Maura C. Breen Nicholas J. LaHowchic John O. Parker, Jr. * Mr. Borelli has been determined by the Board, in its judgment, to be an audit committee financial expert, as defined under applicable SEC rules	• Assist the Board in its oversight of (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with securities laws, including financial and disclosure requirements; (iii) the Company’s system of internal controls and the performance of the Company’s internal audit function; and (iv) the qualifications, independence and performance of the Company’s independent accountants.

• Select, retain and oversee the Company’s independent accountants.

• Review the Company’s annual and interim financial statements.

	• Establish procedures for the receipt and handling of complaints regarding accounting, internal accounting controls or auditing matters.	11

Compensation & Development Committee Gary G. Benanav (Chair) Thomas P. Mac Mahon Howard L. Waltman	• Review and approve the Company’s stated compensation strategy. • Review annually the performance of the Company’s Chief Executive Officer. • Review and approve compensation, and set performance criteria for compensation programs, for all senior executives of the Company. • Review and make recommendations to the Corporate Governance Committee regarding compensation of Directors. • Approve forms of employment agreements for senior executives of the Company. • Approve and oversee the administration of the Company’s employee benefit plans and incentive compensation programs.	7

Compliance Committee Nicholas J. LaHowchic (Chair) Samuel K. Skinner Seymour Sternberg	• Review and make recommendations to the Board addressing the Company’s legal and regulatory compliance practices generally (excluding SEC and financial reporting matters). • Review the Company’s Corporate Code of Conduct at least annually and make recommendations to the Board with respect to changes to the Code of Conduct. • Meet regularly with management of the Company to assess the Company’s compliance policies and procedures. • Review and approve a Code of Business Conduct and Ethics, and oversee implementation by management of procedures intended to ensure compliance with such Code.	4

Corporate Governance Committee Howard L. Waltman (Chair) Frank J. Borelli John O. Parker, Jr. Seymour Sternberg	• Establish criteria for membership of the Company’s Board of Directors and its committees.

• Select and nominate candidates for election or reelection as directors at the Company’s annual stockholders’ meeting.

• Consider stockholder recommendations for and nominations of candidates for election as directors.

• Recommend candidates to fill any vacancies on the Board of Directors.

• Review and make recommendations to the Board regarding the Company’s Corporate Governance Guidelines and the nature and duties of the committees of the Board.

	• Approve and make adjustments to the Company’s policies regarding compensation of Directors.	4

Selection of Nominees for the Board of Directors
      The Corporate Governance Committee is responsible for evaluating potential candidates to serve on the Company’s Board of Directors, and for selecting nominees to be presented for election to the Board at the Company’s annual meeting of stockholders. In evaluating potential director candidates, the Corporate Governance Committee considers the skills and characteristics possessed by each candidate in the context of the perceived needs of the Board at that point in time. Among the factors considered by the Corporate Governance Committee in considering a potential nominee are the following:

•	the nominee’s independence;

•	the nominee’s relevant professional skills and depth of business experience;

•	the nominee’s character, judgment, and personal and professional integrity;

•	the nominee’s ability to read and understand corporate financial statements;

•	the nominee’s willingness to commit sufficient time to attend to his or her duties and responsibilities as a member of the Board;

•	the nominee’s qualifications for membership on certain committees of the Board;

•	any potential conflicts of interest involving the nominee; and

•	the make up and diversity of the Company’s existing Board.
      In identifying potential candidates for the Board, the Committee relies on recommendations from a number of possible sources, including current directors and officers. The Corporate Governance Committee may also retain outside consultants or search firms to help in identifying potential candidates for membership on the Board. In the past, the Corporate Governance Committee has engaged the firm of Spencer Stuart to assist with director searches, including the search which resulted in the identification of Mr. Skinner and Ms. Breen. The Corporate Governance Committee will also consider candidates recommended by stockholders, and will consider them on the same basis as other candidates.
      Any stockholder wishing to recommend a candidate for consideration by the Corporate Governance Committee to become a nominee for election to the Board may do so by submitting a written recommendation to the committee in accordance with the Company’s procedures for the submission of “Stockholder Proposals,” as set out in the Company’s Bylaws (See “Stockholder Proposals” beginning on page 29). For a nominee to be considered, the following information must be submitted in accordance with the required procedures: (i) the name, age, business and residence addresses, principal occupation or employment of both the nominee and the recommending stockholder; (ii) the nominee’s general biographical information, including the identification of any other boards on which the nominee serves; (iii) with respect to the Common Stock, the current ownership information and trading history over the preceding 24 months for both the nominee and the recommending stockholder; (iv) a description of any transactions or relationships between the nominee and/or the recommending stockholder on one hand, and the Company or its management on the other hand; (v) a description of any material proceedings to which the nominee or the recommending stockholder, or either of their associates or affiliates, is a party that are adverse to the Company; (vi) a description of all arrangements and understandings between the stockholder and the nominee or any other person (including their names) pursuant to which the nomination is made; and (vii) any other information relating to the nominee or the recommending stockholder that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. The request for nomination must also be accompanied by a written consent of the proposed nominee to being named as a nominee and to serve as a director if elected. The Company’s Corporate Secretary will review all such stockholder recommendations, and will forward those that comply with the above-described requirements to the Corporate Governance Committee for evaluation and consideration.
      The Company and New York Life are parties to a Stockholder and Registration Rights Agreement which, among other things, gives New York Life the right to nominate one candidate for election to the Board, subject to certain conditions as described in “Certain Relationships and Related Party Transactions — Relationship with New York Life — Stockholder and Registration Rights Agreement” beginning on page 27. Mr. Sternberg has been nominated by New York Life.

REPORT OF THE AUDIT COMMITTEE
      The Audit Committee of Express Scripts, Inc. (the “Committee”) is composed of four directors who, in the judgment of the Board of Directors, meet the independence requirements of the Nasdaq Stock Market. Since 1992 the Committee has operated under a Charter adopted by the Board of Directors. The Charter, as amended, is available through the “Investor Information” section of the Company’s website at www.express-scripts.com. The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting processes. Management is responsible for the Company’s financial statements and overall reporting process, including the system of internal controls. The independent auditors are responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles.
      The Committee submits the following report pursuant to the Securities and Exchange Commission rules:

•	The Committee has reviewed and discussed with management and with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent auditors, the audited consolidated financial statements of the Company for the year ended December 31, 2004 (the “Financial Statements”).

•	PwC has advised the management of the Company and the Committee that it has discussed with them all the matters required to be discussed by Statement of Accounting Standards 61, as modified, which include among other items, matters related to the conduct of the audit of the Financial Statements.

•	The Committee has received from PwC the written disclosures and the letter required by Independent Standards Board Standard No. 1 (which relates to the auditor’s independence from the Company and its related entities) and has discussed PwC’s independence with them.

•	Based upon the aforementioned review, discussions and representations of PwC, and the unqualified audit opinion presented by PwC on the Financial Statements, the Committee recommended to the Board of Directors that the Financial Statements be included in the Company’s Annual Report on Form 10-K.

Respectfully submitted,

Frank Borelli, Chairman
Maura C. Breen
Nicholas J. LaHowchic
John O. Parker, Jr.
DIRECTORS’ COMPENSATION
      Directors of the Company who are employed by the Company or its subsidiaries do not receive compensation for serving as directors. As of January 1, 2004, directors who were not employees of the Company, or its subsidiaries, were entitled to receive an annual retainer of $30,000 for Committee Chairpersons and $25,000 for the other non-employee directors, as well as a meeting fee of $2,000 for each meeting attended in person, and $1,000 for each meeting attended telephonically. In February 2004, the Corporate Governance Committee approved an increase in the annual retainer for the Company’s non-employee directors. Under the new policy, eligible directors are entitled to receive an annual retainer of $35,000 for Committee Chairpersons and $30,000 for the other non-employee directors. The meeting fees did not change. The Company also reimburses non-employee directors for out-of-pocket expenses incurred in connection with attending Board and Committee meetings.
      Under the Express Scripts, Inc. 2000 Long-Term Incentive Plan, as amended (the “2000 LTIP”), the Company’s non-employee directors were entitled to receive (i) an option to purchase 6,000 shares of the Company’s Common Stock on the date of the first Board of Directors meeting each such director attended as a non-employee director, and a like grant on each anniversary of such date, and (ii) an option to acquire 8,000 shares of the Company’s Common Stock on the date of the first Board of Directors meeting each such director attended as a non-employee director, and a like grant each third year thereafter. As part of the change in the Company’s non-employee director compensation policy first approved in May 2003 and further revised in February 2004, the equity component was reduced such that each non-employee director receives an option to purchase 4,500 shares of the Company’s Common Stock on the date of the first Board of Directors meeting he or she attends as a non-employee director, and an option to acquire 6,000 shares of the

Company’s Common Stock on the date of the Company’s Annual Meeting of Stockholders thereafter. The grants awarded on the date of the 2004 Annual Meeting of Stockholders were prorated based on the amount of time that had passed since each non-employee director’s most recent annual grant.
      All of the options granted to the non-employee directors under the 2000 LTIP have a purchase price of 100% of the fair market value of the shares on the date they are granted, and a seven-year term. These options vest at the rate of one-third each year and terminate immediately at such time as the individual ceases to be a non-employee director for any reason other than death or disability or change in control (as defined in the 2000 LTIP) of the Company, provided that if the non-employee director is 65 or older at the time of such cessation, any unexercisable portion terminates immediately, and any exercisable portion terminates three months after such cessation. If the optionee ceases to be a non-employee director because of death or disability, all options are immediately exercisable and terminate three months after such cessation. In the event of a change in control (as defined in the 2000 LTIP) of the Company, the options fully vest.
REPORT OF THE COMPENSATION AND DEVELOPMENT COMMITTEE
ON EXECUTIVE COMPENSATION
      The Compensation and Development Committee of the Board of Directors (the “Committee”) administers the Company’s compensation plans, including the Company’s 2000 Long-Term Incentive Plan and its Executive Deferred Compensation Plan. The Committee’s overall recommendations regarding compensation are subject to approval of the Board of Directors.
Compensation Plan
      The Company’s general compensation policy for its executive officers, including the Chief Executive Officer (“CEO”), is to provide short-term compensation consisting of two components, a fixed base salary and a cash bonus that is awarded based upon achievement of specific short-term financial and non-financial objectives for the executive and the Company, and long-term compensation consisting of a mix of equity-based programs, primarily options to purchase the Company’s stock and grants of restricted stock. The stock option and restricted stock awards are based upon the Committee’s judgment as to the relative contribution of each executive to the long-term success of the Company as well as the then current marketplace for executive compensation. The Company has adopted a non-qualified deferred compensation plan for executives and has entered into employment agreements with certain key executives.
      The CEO consults with the Committee regarding the compensation of the Company’s senior executives. The Committee reviews executive compensation at least on an annual basis. The Company’s policy is to combine short-term compensation, long-term incentive compensation and other components of the compensation package for executives to create a total compensation package that is above the median compensation level for executive officers of similarly sized companies in comparable businesses if the Company achieves its base work plan and financial objectives, and that can be at or above the 75th percentile of such compensation level if the Company achieves its “stretch” financial and work plan goals.
      During 2004, the Company engaged a nationally recognized consulting firm to review compensation levels for the Company’s executive officers. The study was based on a group of companies in health care and technology intensive businesses judged to be comparable to the Company, together with other companies with high-growth characteristics determined to be similar to those of the Company (the “Comparable Companies”). These companies included companies different from those in the peer group index in the Company’s performance graph. The consultant compared total compensation for the Company’s executive officers, including its CEO, against the total compensation received by executives in comparable positions at the Comparable Companies. After reviewing the consultant’s report, the Committee determined that, in its judgment, compensation for the Company’s senior executives was generally in line with compensation at the Comparable Companies.
      The Committee continues to evaluate the impact of Section 162(m) of the Internal Revenue Code on the deductibility of executive officer compensation. The Committee endeavors to maximize the deductibility of compensation to the extent practicable while maintaining competitive compensation.
Components of Executive Compensation
      Base Salary: The Committee determines the salary ranges for each executive officer position in the Company based upon the level and scope of responsibilities of the position and the pay levels of similarly positioned executive officers in companies deemed comparable by the Committee. The CEO’s evaluation of the level of responsibility of each position (other than his own) and the performance of each other executive officer is of paramount importance when base salary is determined.
      Annual Bonus Compensation: Each executive officer has a base bonus target which is stated as a percentage of the executive officer’s base salary. These base bonus target percentages range from 50% to 100%. For any bonus amount to be paid, the Company must meet an annual financial goal which is based on budgeted EBITDA (earnings before interest, taxes, depreciation and amortization) and earnings per share. If the corporate financial target is not met, then the corporate bonus pool is reduced to the extent necessary to enable the Company to meet its target.
      If the Company has met its annual financial goal, then actual bonus awards for executive officers are determined based on the executive officers’ respective bonus targets and an evaluation by the Committee (and in the case of senior executives also by the CEO) of the extent to which work plan goals were achieved. In addition, if the Company meets certain “stretch” financial and work plan targets, bonus targets may be increased by as much as 100%. The Committee reviews and approves the annual financial targets and the stretch work plan goals.
      In determining the extent of the achievement of departmental work plan goals, the Committee and the CEO evaluate the executive’s individual contribution to his or her departmental work plan and the extent to which the departmental work plan goals have been achieved. The departmental work plan goals are determined based upon the departmental function, and include such items as development and marketing of new products and programs within a specified time frame, systems enhancements to support new products and programs, improvements in mail service pharmacy processing costs and enhancements in the provider networks. In 2004, the Company did not achieve its “stretch” financial and work plan goals, and, accordingly, there was no enhancement of bonuses awarded to executive officers.
      For 2004, actual aggregate bonuses paid to current executive officers, including the CEO, represented approximately 28% of the salaries and bonuses paid to these officers, compared to 35% for 2003. Actual aggregate bonuses paid to all current executive officers who received bonuses for 2004 represented approximately 60% of the total bonuses targets for these executive officers and approximately 13% of the total bonus amounts paid to all employees for 2004, compared to 85% and 13%, respectively, in 2003.
      For 2005, the Company will continue its “stretch” bonus program.
      Long Term Incentive Compensation: Long-term incentive compensation is provided in the form of grants of either stock options or restricted stock. These equity awards are designed to align the executive’s compensation more directly with stockholder value by linking a substantial portion of the executive’s compensation to the performance of the Company’s stock. Long-term compensation also is designed to encourage executives to make career commitments to the Company.
      Long-term compensation is granted under the Company’s 2000 Long-Term Incentive Plan (the “2000 LTIP”), which was approved by stockholders in May 2001.
      Each executive officer receives an option grant upon employment with the Company (or upon promotion to senior executive status), and typically receives an annual grant of additional stock options thereafter. In 2003 each executive officer also received a grant of restricted stock. The restrictions prohibit sale or transfer of the restricted stock for a period of five years for one-half of the shares and ten years for the remainder. These restrictions would lapse sooner, however, based on the Company meeting certain financial targets for the years 2003, 2004 and 2005. The restricted stock grants made in 2003 were in amounts intended to approximate the number of shares of restricted stock that would be awarded over a period of three years under a hypothetical annual restricted stock grant program that would be supplemental to the Company’s annual option grant program. Financial targets for accelerated vesting of the restricted stock were achieved for 2003 and 2004, and, accordingly, two-thirds of the 2003 restricted stock grant has now vested. Several of the Company’s senior executives have also received special grants of stock options and/or restricted stock in connection with their entering into employment agreements with the Company. See “Executive Compensation — Employment Agreements” beginning on page 19 for additional information.
      The size of an executive’s equity compensation awards are based upon the CEO’s and the Committee’s evaluation of the contribution that the executive officer is expected to make to overall growth and profitability of the Company during the vesting period of the options. The Committee also considers long-term incentive compensation levels at the Comparable Companies. The actual number of options granted is determined utilizing the modified Black-Scholes methodology for valuing options.

      Stock options are granted with an exercise price equal to not less than the market value of the underlying shares on the date of grant and constitute compensation only if the Company’s stock price increases thereafter. The Committee has discretion to determine the vesting schedule for each option grant and generally makes grants that become exercisable in equal amounts over three years. Except in the cases of retirement, disability or death, in general, executives must be employed by the Company at the time of vesting in order to exercise their options. Reference is made to the text of the 2000 LTIP for detailed information on the terms of the plan.
      Certain executives have also received stock option and/or restricted stock grants with performance based vesting provisions as part of their compensation packages under employment agreements with the Company. These grants generally have long-term vesting schedules of between five and ten years, with the opportunity of accelerated vesting if certain financial targets are achieved. See “Executive Compensation — Employment Agreements” beginning on page 19 for additional information.
      The Company does not currently expense the compensation element associated with its employee stock options, but will begin to reflect the expense associated with stock options in 2006 in accordance with statement FAS 123R issued by the Financial Accounting Standards Board. In the footnotes to the Company’s financial statements included in the Company’s annual report on Form 10-k, the Company has disclosed the effect that fully expensing stock options would have on the Company’s financial statements. The Company expenses the compensation represented by restricted stock awards.
      Deferred Compensation Plan: The Company has adopted the Express Scripts, Inc. Executive Deferred Compensation Plan (the “EDCP”), which also serves as a supplemental retirement plan for senior executives. The EDCP provides eligible senior and vice-president-level executive employees of the Company and its subsidiaries the opportunity to (i) defer the receipt and taxation of up to 50% of the employee’s annual base salary and 100% of his or her annual bonus, and (ii) receive certain contributions from the Company. Amounts deferred by participants and Company contributions are assumed to have been invested in one or more of a number of publicly available mutual funds and a Company Common Stock fund, and the returns that the Company will pay on the participants’ accounts are equal to the gain or loss on such hypothetical market investments. The Committee believes, therefore, that the Company has not promised to pay an above-market return on any participant’s account. Other than the EDCP and the Company’s 401(k) Plan, the Company does not make available a pension or other retirement plan to its executive officers.
      The Company’s annual contribution to the EDCP for senior executives for 2004 was equal to six percent (6%) of each participating executive’s cash compensation during the year. The purpose of the EDCP is to provide key executives with competitive retirement and capital accumulation benefits, to retain and provide incentive to the Company’s key executives, and to increase the Company’s ability to attract mid-career executives to senior executive positions with the Company. Any compensation deferred under the EDCP would not be included in the $1,000,000 limit provided for under Section 162(m) of the Internal Revenue Code until the year in which distributions from the EDCP are actually made to the participants.
Executive Officer Employment Agreements
      The Company has entered into long-term employment agreements with certain key executives of the Company. See “Executive Compensation — Employment Agreements — Employment Agreements with Other Executive Officers” beginning on page 21 for additional information.
The Chief Executive Officer’s Compensation
      The Committee evaluates the performance of the CEO for purposes of recommending to the Board his annual base pay adjustment and annual bonus award. The Committee also determines his annual long-term incentive award. The factors considered in evaluating the CEO’s salary in 2004 related to the overall performance of the Company, particularly the increase in revenues, net income and earnings per share, which were evaluated by the Committee.
      Under his employment agreement with the Company, during 2004 the CEO could earn an annual bonus of up to 100% of his base salary for 2004 based upon achievement of performance objectives set by the Board upon recommendation of the Committee, plus up to an additional 100% based upon the achievement of “stretch” goals. Mr. Toan’s bonus award for 2004 performance, which was equal to 50% of his base salary, was recommended by the Committee based upon the Company’s attainment of its profitability goals and for the overall performance of the 2004 non-financial corporate work plan objectives.

      Mr. Toan retired from the Company effective March 31, 2005 and was succeeded as CEO by George Paz. The Company and Mr. Paz have entered into an Employment Agreement for a term ending March 31, 2008.
      See “Executive Compensation — Employment Agreements — Employment Agreement with Mr. Toan” and “Executive Compensation — Employment Agreements — Employment Agreements with Mr. Paz” beginning on page 19 for additional information regarding the CEOs’ respective employment agreements.
March 31, 2005

COMPENSATION AND DEVELOPMENT COMMITTEE

Gary Benanav, Chairman
Thomas P. Mac Mahon
Howard Waltman
      The Report of the Audit Committee, the Report of the Compensation and Development Committee on Executive Compensation and the performance graph below will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or portions thereof into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      The Compensation and Development Committee is comprised of Gary Benanav (Chair), Thomas Mac Mahon and Howard Waltman, none of whom are employees or current or former officers of the Company, nor had any relationship with the Company required to be disclosed under “Certain Relationships and Related Transactions.”

PERFORMANCE GRAPH
      The following performance graph compares the cumulative total stockholder return of the Company’s Common Stock, commencing December 31, 1999, with the cumulative total return on the Standard & Poor’s Health Care 500 Index and the Standard & Poor’s 500 Index, to the end of 2004. These indices are included only for comparative purposes as required by Securities and Exchange Commission rules and do not necessarily reflect management’s opinion that such indices are an appropriate measure of the relative performance of the Common Stock. They are not intended to forecast possible future performance of the Common Stock.
Total Return to Shareholders
(Dividends reinvested monthly)
INDEXED RETURNS
Years Ending

	Base
	Period
Company/Index	Dec 99	Dec 00	Dec 01	Dec 02	Dec 03	Dec 04

EXPRESS SCRIPTS, INC	100	159.75	146.13	150.13	207.59	238.88

S & P 500 INDEX	100	89.86	78.14	59.88	75.68	82.49

S & P 500 - HEALTH CARE	100	135.54	118.00	94.33	107.00	107.25

EXECUTIVE COMPENSATION
      The following table sets forth information concerning the annual and long-term compensation for all services rendered in all capacities to the Company for the fiscal years ended December 31, 2004, 2003 and 2002, by the Named Officers:
Summary Compensation Table

				Long-Term Compensation

		Annual Compensation		Restricted	Securities
				Stock	Underlying	All Other
Name and Principal Position	Year	Salary($)(2)	Bonus($)(2)	Awards($)(3)	Options(#)	Compensation($)(4)

Barrett A. Toan	2004	778,846	375,000	—	29,500	96,902
Chairman, Chief Executive Officer	2003	750,000	637,500	1,287,200	—	131,210
and Director(1)	2002	750,000	1,303,500	—	42,800	138,800
George Paz	2004	571,154	270,000	1,341,495	38,791	218,200	(5)
President, and Director(1)	2003	372,307	230,225	450,520	—	203,019	(6)
	2002	340,000	368,320	—	11,100	201,332	(7)
David A. Lowenberg	2004	464,810	189,000	913,303	26,671	354,100	(8)
Chief Operating Officer	2003	400,000	205,000	514,880	—	60,278
	2002	400,000	471,308	—	13,750	60,080
Thomas M. Boudreau	2004	361,462	135,000	462,536	16,285	292,700	(9)
Senior Vice President	2003	310,000	153,450	450,520	—	44,400
and General Counsel	2002	310,000	296,670	—	9,000	43,971
Edward Tenholder	2004	311,538	89,100	—	6,630	34,553
Senior Vice President	2003	300,000	140,250	450,520	—	43,297
and Chief Administrative Officer	2002	300,000	288,296	443,700	26,000	544,849	(10)

(1)	Mr. Toan retired as Chief Executive Officer of the Company on March 31, 2005, and Mr. Paz assumed the office of Chief Executive Officer on April 1, 2005
(2)	The amounts in this column represent compensation awarded pursuant to an employment agreement between Named Officer and the Company (see “Executive Compensation — Employment Agreements” beginning on page 19) and the Company’s annual bonus plan.
(3)	The amounts in this column represent the dollar value of the grant of restricted stock based on the value of the Company’s common stock on the grant date. All grants of restricted stock were made under the 2000 LTIP. Dividends are paid on restricted stock awards at the same rate as paid to all shareholders. Each of the Named Officers received a grant of restricted stock on May 21, 2003 (the “May 2003 Grant”), one-half of which were scheduled to vest on May 21, 2008, with the other one-half scheduled to vest on May 21, 2013; provided, that the lapse of restrictions could be accelerated based on the achievement by the Company of certain financial performance targets for 2003, 2004 and 2005, with one-third of the total grant tied to the targets for each year. Based on the achievement of such targets for 2003 and 2004, vesting on two-thirds of the restricted stock granted in the May 2003 Grant was accelerated in March 2005, with the accelerated shares divided evenly from those originally scheduled to vest in 2008 and those scheduled for vesting in 2013. All shares granted under the May 2003 grant have been valued at $64.36 per share, the closing price on May 21, 2003.
      Mr. Toan was awarded 20,000 shares of restricted stock as part of the May 2003 Grant. As mentioned above, vesting on two-thirds of these shares was accelerated in March 2005. In addition, vesting on the remaining one-third of these shares was accelerated upon Mr. Toan’s retirement on March 31, 2005 pursuant to the terms of his employment agreement (see “Employment Agreements — Employment Agreement with Mr. Toan” beginning on page 19. As of December 31, 2004, Mr. Toan held an aggregate amount of 120,000 shares of restricted stock with a value of $9,172,800, based on a per share value of $76.44, the closing price on December 31, 2004.
      Mr. Paz was awarded 19,355 shares of restricted stock February 10, 2004, valued at $69.31 per share, the closing price on February 10, 2004. Shares vest on December 31, 2006, or as otherwise provided in Mr. Paz’s employment agreement. Mr. Paz was also awarded 7,000 shares as part of the May 2003 Grant, and, as mentioned above, vesting on two-thirds of these shares was accelerated in March 2005. As of December 31, 2004, Mr. Paz held an aggregate amount of 26,355 shares of restricted stock with a value of $2,014,576, based on a per share value of $76.44, the closing price on December 31, 2004.
      Mr. Lowenberg was awarded 14,451 shares of restricted stock on August 31, 2004, valued at $63.20 per share, the closing price on August 31, 2004. The shares are scheduled to vest on August 31, 2011, provided, that the lapse of restrictions may be accelerated based on the achievement by the Company of certain financial performance targets for 2004 and 2005, or as otherwise provided in Mr. Lowenberg’s employment agreement. Mr. Lowenberg was also awarded 8,000 shares as part of the May 2003 Grant, and, as mentioned above, vesting on two-thirds of these shares was accelerated in March 2005. As of December 31, 2004, Mr. Lowenberg held an aggregate amount of 22,451 shares of restricted stock with a value of $1,716,154, based on a per share value of $76.44, the closing price on December 31, 2004.
      Mr. Boudreau was awarded 7,226 shares of restricted stock awarded on October 29, 2004, valued at $64.01 per share, the closing price on October 29, 2004. The shares are scheduled to vest on October 29, 2011, provided, that the lapse of restrictions may be accelerated based on the achievement by the Company of certain financial performance targets for 2004 and 2005, or as otherwise provided in Mr. Boudreau’s employment agreement. Mr. Boudreau was also awarded 7,000 shares as part of the May 2003 Grant, and, as mentioned above, vesting on two-thirds of these shares was accelerated in March 2005. As of December 31, 2004, Mr. Boudreau held an aggregate amount of 14,226 shares of restricted stock with a value of $1,087,435, based on a per share value of $76.44, the closing price on December 31, 2004.
      Mr. Tenholder was awarded 7,000 shares as part of the May 2003 Grant, and, as mentioned above, vesting on two-thirds of these shares was accelerated in March 2005. Mr. Tenholder’s restricted stock award for 2002 consists of 9,000 shares of restricted stock awarded on October 7, 2002 and valued at $49.30 per share, the closing price on October 7, 2002. Shares are scheduled to vest on December 31, 2006, or as otherwise provided in his employment agreement. As of December 31, 2004, Mr. Tenholder held an aggregate amount of 16,000 shares of restricted stock with a value of $1,223,040, based on a per share value of $76.44, the closing price on December 31, 2004.

(4)	The amounts shown in this column consist of basic Company credit contributions under the EDCP, and matching contribution in connection with the Company’s 401(k) Plan.
(5)	The amount also includes a special deferred bonus in the amount of $150,000 credited to Mr. Paz’s account in the EDCP which generally vests on December 31, 2006, subject to earlier vesting under the provisions of Mr. Paz’s employment agreement with the Company.
(6)	The amount also includes a special deferred bonus in the amount of $150,000 credited to Mr. Paz’s account in the EDCP which generally vests on December 31, 2005, subject to earlier vesting under the provisions of Mr. Paz’s employment agreement with the Company.
(7)	The amount also includes a special deferred bonus in the amount of $150,000 credited to Mr. Paz’s account in the EDCP which vested on December 31, 2004.
(8)	The amount also includes a special deferred bonus in the amount of $300,000 credited to Mr. Lowenberg’s account in the EDCP which generally vests on March 31, 2006, subject to earlier vesting under the provisions of Mr. Lowenberg’s employment agreement with the Company.
(9)	The amount also includes a special deferred bonus in the amount of $200,000 credited to Mr. Boudreau’s account in the EDCP which generally vests on March 31, 2006, subject to earlier vesting under the provisions of Mr. Boudreau’s employment agreement with the Company, and a signing bonus in the amount of $50,000 paid pursuant to the employment agreement.

(10)	This amount includes a special deferred bonus in the amount of $500,000 credited to Mr. Tenholder’s account in the EDCP which generally vests December 31, 2006, subject to the provisions of Mr. Tenholder’s employment agreement with the Company.
     See “Report of the Compensation and Development Committee on Executive Compensation — Components of Executive Compensation — Deferred Compensation Plan” on page 14 for a description of the vesting provisions of that plan.
Stock Options
      The table below sets forth certain information on the grants of stock options to the Named Officers pursuant to the 2000 LTIP during 2004.
OPTION GRANTS IN FISCAL YEAR 2004

	Individual Grants
						Potential Realizable Value
	Number of		Percent of			at Assumed Annual Rates
	Securities		Total Options			of Stock Price Appreciation
	Underlying		Granted to			for Options Term(2)
	Options		Employees in	Exercise	Expiration
Name	Granted (#)		Fiscal Year(1)	Price ($/Sh)(5)	Date	5% ($)	10% ($)

Barrett A. Toan	29,500	(3)(4)	4.03%	$75.16	3/5/11	$902,641	$2,103,527
George Paz	18,002	(4)(6)	2.46%	$69.31	2/10/11	$507,944	$1,183,740
	20,789	(3)(4)	2.84%	$75.16	3/5/11	$636,102	$1,482,380
David A. Lowenberg	9,117	(3)(4)	1.24%	$75.16	3/5/11	$278,962	$650,097
	17,554	(4)(7)	2.40%	$63.20	8/31/11	$451,647	$1,052,520
Thomas M. Boudreau	6,630	(3)(4)	0.9%	$75.16	3/5/11	$202,865	$472,759
	9,655	(4)(8)	1.32%	$64.01	10/29/11	$251,590	$586,319
Edward Tenholder	6,630	(3)(4)	0.9%	$75.16	3/5/11	$202,865	$472,759

(1)	Total options granted to employees in fiscal year 2004 includes all options granted to employees in 2004.

(2)	The values in these columns are based upon calculations assuming the 5% and 10% annual stock price appreciation rate specified by the Securities and Exchange Commission. These assumed rates are not intended to forecast future price appreciation of the common stock. Actual gains, if any, on stock option exercises are dependent upon the future market performance of the common stock and the date on which the options are exercised.

(3)	Consists of options awarded on March 5, 2004 and vesting at 33 1/3% per year on each of the first three anniversaries of the date of grant.

(4)	In the event of a “change in control” of the Company (as defined in the 2000 LTIP), the options will become fully vested and exercisable. Afterwards, if there is no public market for the Company’s stock, or the common stock for which the Company’s common stock is exchanged, then any unexercised options will be repurchased by the Company based on the “change in control price” (as defined) for the underlying shares. The options become fully exercisable for one year upon termination of employment if the employee dies, becomes disabled, or retires. The options expire if the employee is terminated for cause, and if the employee is terminated for any other reason, the options are exercisable, to the extent that they were exercisable before termination, for one month. The foregoing terms are subject to the terms of the employment agreements of the Named Officers. See “Employment Agreements” below.

(5)	Represents the closing price per share as reported on Nasdaq on the date of grant, which represent the fair market value on the date of the grant as defined in the applicable stock option plan.

(6)	Consists of options awarded on February 10, 2004, pursuant to Mr. Paz’s employment agreement with the Company, and vesting at 33 1/3% per year on December 31, 2004, 2005 and 2006.

(7)	Consists of options awarded on August 31, 2004, pursuant to Mr. Lowenberg’s employment agreement with the Company, and vesting on December 31, 2010, provided that vesting may be accelerated if certain performance targets are achieved for fiscal 2004 and 2005.

(8)	Consists of options awarded on October 29, 2004, pursuant to Mr. Boudreau’s employment agreement with the Company, and vesting on December 31, 2010, provided that vesting may be accelerated if certain performance targets are achieved for fiscal 2004 and 2005.
     The Company did not grant any stock appreciation rights in 2004.
      The table set forth below provides certain information with respect to the 2004 fiscal year-end value of options to purchase the Company’s Common Stock granted to the Named Officers and options exercised during such period.
AGGREGATED OPTION EXERCISES IN FISCAL 2004
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities
			Underlying Unexercised	Value of Unexercised
			Options at	In-the-Money Options
	Shares		Fiscal Year End(#)	at Fiscal Year End ($)
	Acquired on	Value	Exercisable/	Exercisable/
Name	Exercise (#)	Realized ($)(1)	Unexercisable	Unexercisable(2)

Barrett A. Toan	0	N/A	646,534/43,766	$49,421,059/$3,345,473
George Paz	0	N/A	143,434/36,457	$10,964,095/$2,786,773
David A. Lowenberg	0	N/A	90,587/31,254	$6,924,470/$2,389,056
Thomas M. Boudreau	0	N/A	86,800/19,285	$6,634,992/$1,474,145
Edward Tenholder	45,667	$1,446,615	12,333/17,963	$942,735/$1,373,092

(1)	Based on the difference between the sale price and the exercise price.

(2)	Based on $76.44, the closing price of the Common Stock as reported on Nasdaq on December 31, 2004. On March 31, 2005, the closing price of the Common Stock was $87.19.
Employment Agreements
Employment Agreement with Mr. Toan
      Effective as of April 1, 1999, the Company entered into an employment agreement (the “Toan Employment Agreement”) with Mr. Toan for an initial term extending through March 31, 2002, with optional one-year renewal periods thereafter, pursuant to which Mr. Toan served as the Company’s Chief Executive Officer and a member of the Board of Directors. In November 2000, the Company entered into an amendment (the “2000 Amendment”) to the Toan Employment Agreement, which extended the term of the Agreement from March 31, 2002 until March 31, 2005, at which time the agreement expired. See “Consulting Agreement with Mr. Toan” for a description of the current arrangement with Mr. Toan.
      The Toan Employment Agreement provided for an initial annual base salary of $650,000, subject to increase in the discretion of the Board of Directors and which could not be reduced after any increase. Mr. Toan’s base salary was $778,846 for 2004. Pursuant to the Toan Employment Agreement, Mr. Toan was also eligible to participate in the Company’s Annual Bonus Plan for senior executives with target bonuses thereunder of a minimum of 100% of his annual base salary, payment of which depended upon the Company meeting certain targeted financial objectives determined each year by the Board of Directors in its discretion.
      Pursuant to the 2000 Amendment, Mr. Toan received a special $3,500,000 Company contribution to his account in the EDCP which vested on March 31, 2005.
      As part of the Toan Employment Agreement, on May 26, 1999, Mr. Toan received a one-time grant of nonqualified options to purchase 140,000 shares of Common Stock at an exercise price equal to the fair market value of Common Stock on the date of grant, with such options vesting in five equal annual installments on each of the first five anniversaries of the date of grant. Pursuant to the 2000 Amendment, on November 7, 2000, Mr. Toan received an additional grant of nonqualified stock options to purchase 180,000 shares of Common Stock at an exercise price equal to the fair market value of Common Stock on the date of grant, with the underlying stock relating to such options vesting in three equal increments on March 31 of 2003, 2004 and 2005, respectively. In addition, pursuant to the 2000 Amendment, Mr. Toan received a grant of 100,000 shares of restricted stock which vested on March 31, 2005.
      Under the terms of the 2000 Amendment all of Mr. Toan’s stock options and restricted stock (including grants made pursuant to the express terms of the Toan Employment Agreement and all grants prior to or after the 2000 Amendment) became fully vested on March 31, 2005, to the extent they had not already vested pursuant to their terms. Further, pursuant to the 2000 Amendment, all of Mr. Toan’s vested options will remain exercisable until their respective expiration date.
      Mr. Toan is also subject to certain post-employment non-solicitation, non-competition and non-disclosure restrictions.
Employment Agreements with Mr. Paz
      On April 15, 2004, the Company entered into an employment agreement with Mr. Paz. The 2004 agreement was effective as of January 1, 2004 with an initial term through December 31, 2006. Effective April 1, 2005, the Company entered into a new agreement with Mr. Paz, as described below. The 2004 agreement provided for (i) an initial base salary of $550,000; (ii) a guaranteed minimum annual bonus target under the Company’s bonus plan of 82% of Mr. Paz’s annual base salary, with a bonus opportunity for each calendar year during the employment period of up to 200% of the executive’s guaranteed minimum annual bonus in the event the Company achieves certain “stretch” financial and work plan goals; (iii) a grant under the 2000 LTIP of an option to purchase 18,002 shares of the Common Stock, vesting in three equal increments on December 31, 2004, 2005 and 2006; and (vi) an award of 19,355 shares of restricted stock under the 2000 LTIP, vesting no later than December 31, 2006.
      On April 1, 2005 the Company and Mr. Paz entered into a new employment agreement in connection with his promotion to the office of Chief Executive Officer (the “Paz Employment Agreement”). Pursuant to the Paz Employment Agreement, the 2004 agreement with Mr. Paz was terminated other than those terms addressing the stock option and restricted stock grants under the 2004 agreement, which terms were incorporated by reference into the Paz Employment Agreement.
      The Paz Employment Agreement was effective as of April 1, 2005 with an initial term through March 31, 2008. The agreement provides for (i) an initial base salary of $650,000 (which may not be reduced after any increase); (ii) a guaranteed minimum annual bonus target under the Company’s bonus plan of 100% of Mr. Paz’s annual base salary, with a bonus opportunity for each calendar year during the employment period of up to 200% of the executive’s guaranteed minimum annual bonus in the event the Company achieves certain “stretch” financial and work plan goals; (iii) participation in the Company’s benefit and incentive plans and other arrangements in accordance with their terms; (iv) the crediting of a deferred bonus in the amount of $200,000 to the executive’s retirement account in the EDCP, subject to the terms and conditions of the EDCP, which bonus generally vests at the end of the initial employment period except as described below; (v) a grant under the 2000 LTIP of an option to purchase 40,000 shares of the Common Stock, vesting in three equal increments on March 31, 2006, 2007 and 2008; and (vi) such perquisites and fringe benefits to which similarly situated Company executives are entitled and which are suitable for Mr. Paz’s position.
      If Mr. Paz’s employment is terminated prior to expiration of the employment period, he is not entitled to receive any further payments or benefits that have not already been paid or provided (including any unvested portion of the option grant or restricted stock award) except as follows:

—	Mr. Paz will be entitled to all previously earned and accrued, but unpaid, annual base salary.

—	If Mr. Paz’s employment is terminated by the Company other than for Cause or Disability, or by Mr. Paz for Good Reason (as those terms are defined in the agreement), Mr. Paz is entitled to receive: (i) a pro rata portion of the restricted stock award under the 2004 agreement based on the number of days worked during the employment period under the 2004 agreement; (ii) a severance benefit equal to 18 months of his base salary plus a specified portion of his bonus potential for the year based on the average percentage of the potential earned for the three prior years; (iii) reimbursement for the cost of continuing medical insurance for Mr. Paz, his spouse and any eligible dependents for 36 months after termination of employment; and (iv) a pro rata portion of the deferred bonus based on the number of days worked during the initial employment period.

—	If Mr. Paz’s employment terminates on account of Disability or retirement (i.e., voluntary retirement on or after age 59 1/2 but not within 90 days after a change in control (as defined in the employment agreement) of the Company) prior to the end of his employment period under the agreement, Mr. Paz generally is entitled to receive (i) a certain percentage of the restricted stock award calculated pursuant to the terms of the agreement, (ii) a pro rata portion of the deferred bonus, and (iii) reimbursement for the cost of continuing medical insurance for Mr. Paz, his spouse and any eligible dependents for 36 months after termination of employment.

—	If Mr. Paz’s employment terminates on account of death prior to the end of his employment period under the agreement, Mr. Paz’s estate generally is entitled to receive (i) 100% of the restricted stock award calculated pursuant to the terms of the agreement, (ii) 100% of the deferred bonus, and (iii) reimbursement for the cost of continuing medical insurance for Mr. Paz’ spouse and any eligible dependents for 36 months after termination of employment.
      If Mr. Paz’s employment is terminated prior to expiration of the employment period (including any renewal period in effect) for any reason, then he is prohibited from competing against the Company for 18 months after such termination. If termination of employment occurs solely as a result of expiration of the employment agreement, Mr. Paz is prohibited from competing for one year after such termination. Mr. Paz is also subject to certain non-solicitation and non-disclosure limitations. Entitlement to the severance benefit described above (including any prorated portion) is contingent upon compliance with these restrictive covenants. The parties also agreed that in the event any severance or similar payments to be made to Mr. Paz following termination (other than payments under the EDCP) should be subject to the restrictions of Section 409A of the Internal Revenue Code of 1986, as amended, then the parties would negotiate in good faith to amend the Paz Employment Agreement to the extent necessary to create payment terms with respect to such post-termination payments which are as close as possible to those originally set forth in the Paz Employment Agreement while not violating the terms of Section 409A.
      In the event that any amount or benefit paid or distributed to Mr. Paz pursuant to the Paz Employment Agreement, taken together with any amounts or benefits otherwise paid or distributed to the executive by the Company pursuant to any other arrangement or plan (collectively, the “Covered Payments”), would result in the executive’s liability for the payment of an excise tax under Section 4999 of the Internal Revenue Code (or any similar state or local tax) (collectively, the “Excise Tax”), the Company will make a “gross-up” payment to the executive to fully offset the Excise Tax provided the aggregate present value of the Covered Payments is equal to or exceeds 125% of the maximum total payment which could be made to the executive without triggering the Excise Tax. If the aggregate present value of the Covered Payments, however, exceeds such maximum amount, but is less than 125% of such maximum amount, then the Company may, in its discretion, reduce the Covered Payments so that no portion of the Covered Payments is subject to the Excise Tax, and no gross-up payment will be made.
Employment Agreements with Other Executive Officers
      In an effort to facilitate the retention of key management, the Company has also entered into long-term employment agreements with several key executives, including each of the Named Officers other than Mr. Toan and Mr. Paz. The terms of the agreements are as follows:

•	Agreement with Mr. Lowenberg. On August 31, 2004, the Company entered into a long-term employment agreement with Mr. Lowenberg, replacing a previous agreement which was entered into in March 2001. The initial employment period under the agreement runs from the effective date through March 31, 2006, and the employment period is automatically extended for successive one-year renewal periods unless either party gives timely notice of non-renewal.

Mr. Lowenberg’s employment agreement generally provides for: (i) the payment of an annual base salary of $450,000 (which may not be reduced after any increase); (ii) a guaranteed minimum annual bonus target of 70% of Mr. Lowenberg’s base salary pursuant to the terms of the Company’s bonus plan, with a bonus opportunity for each calendar year during the initial employment period of up to 200% of the Mr. Lowenberg’s guaranteed minimum annual bonus in the event the Company achieves certain “stretch” financial and work plan goals; (iii) a grant under the 2000 LTIP of an option to purchase 17,554 shares of the Common Stock, scheduled to vest in full on December 31, 2010, but subject to accelerated vesting upon the achievement of certain financial goals; (iv) an award of 14,451 shares of restricted stock award under the 2000 LTIP, scheduled to vest in full on August 31, 2011, but subject to accelerated vesting upon the achievement of certain financial goals; (v) participation in Company employee benefit plans (other than bonus and incentive plans) on the same basis as such plans are generally made available to similarly situated senior executives of the Company; (vi) such perquisites and fringe benefits to which similarly situated executives of the Company are entitled and which are suitable for Mr. Lowenberg’s position; (vii) the crediting of a deferred bonus of $600,000 (to be credited in two annual installments of $300,000 each) to Mr. Lowenberg’s retirement account in the EDCP, subject to the terms and conditions of the EDCP, which bonus generally vests at the end of the Mr. Lowenberg’s initial employment period under the employment agreement, subject to certain exceptions; and (viii) a one time bonus in the amount necessary to make his annual salary effective as of January 1, 2004.

If Mr. Lowenberg’s employment is terminated prior to the expiration of the employment period (including any renewal period in effect) he is not entitled to receive any further payments or benefits that have not already been paid or provided (including any unvested portion of the option grant or restricted stock award) except as follows:

—	Mr. Lowenberg will be entitled to all previously earned and accrued, but unpaid, annual base salary.

—	If Mr. Lowenberg’s employment is terminated by the Company other than for Cause or Disability, or by Mr. Lowenberg for Good Reason (as those terms are defined in the agreement), Mr. Lowenberg is entitled to receive: (i) a severance benefit equal to 18 months of his base salary plus a specified portion of Mr. Lowenberg’s bonus potential for the year based on the average percentage of the potential earned for the three prior years; (ii) reimbursement for the cost of continuing medical insurance under COBRA for 18 months after termination of employment; (iii) if termination of employment occurs prior to the end of Mr. Lowenberg’s initial employment period under the agreement, a pro rata portion of 83% of the restricted stock award based on the number of days worked during the initial employment period); (iv) if termination of employment occurs prior to the end of Mr. Lowenberg’s initial employment period under the agreement, a pro rata portion of the previously credited installment(s) of the deferred bonus based on the number of days worked during the initial employment period.

—	If Mr. Lowenberg’s employment terminates on account of Disability or retirement (i.e., voluntary retirement on or after age 59 1/2 but not within 90 days after a change in control (as defined in the employment agreement) of the Company) prior to the end of Mr. Lowenberg’s initial employment period under the agreement, Mr. Lowenberg generally is entitled to receive a pro rata portion of the previously credited installment(s) of the deferred bonus.

—	If Mr. Lowenberg’s employment terminates on account of death prior to the end of his initial employment period under the agreement, he generally is entitled to receive: (i) 83% of the restricted stock award, and (ii) a pro rata portion of the previously credited installment(s) of the deferred bonus.

—	Mr. Lowenberg’s rights with respect to the stock options granted under the employment agreement are generally governed by the terms and provisions of the 2000 LTIP. However, the employment agreement provides that stock options granted thereunder shall not vest or otherwise become exercisable solely as a result of Mr. Lowenberg’s retirement.

—	If a change in control (as defined in the agreement) of the Company occurs prior to the end of the initial employment period under the agreement, Mr. Lowenberg, in certain instances, is afforded different rights with respect to the deferred bonus as follows: (i) if Mr. Lowenberg remains employed for 90 days following the change in control, he obtains a vested right to receive 50% of the deferred bonus, with the remaining 50% otherwise eligible for vesting pursuant to the terms of the employment agreement; and (ii) if, within 90 days before or at any time after a change in control, Mr. Lowenberg is terminated by the Company other than for Cause or Disability, or by Mr. Lowenberg for Good Reason, or the agreement expires during the 90 days following the change in control, Mr. Lowenberg would generally obtain a vested right to receive 100% of the deferred bonus.

If Mr. Lowenberg’s employment is terminated prior to expiration of the employment period (including any renewal period in effect) for any reason, Mr. Lowenberg is prohibited from competing against the Company for 18 months after such termination. If termination of employment occurs solely as a result of expiration of the employment agreement, Mr. Lowenberg is prohibited from competing for one year after such termination. Mr. Lowenberg is also subject to certain non-solicitation and non-disclosure limitations. Entitlement to the severance benefit and the deferred bonus described above (including any prorated portion) is contingent upon compliance with these restrictive covenants.

In the event that any amount or benefit paid or distributed to Mr. Lowenberg pursuant to the employment agreement, taken together with any amounts or benefits otherwise paid or distributed to Mr. Lowenberg by the Company pursuant to any other arrangement or plan (collectively, the “Covered Payments”), would result in Mr. Lowenberg’s liability for the payment of an Excise Tax, the Company will make a “gross-up” payment to Mr. Lowenberg to fully offset the Excise Tax provided the aggregate present value of the Covered Payments is equal to or exceeds 125% of the maximum total payment which could be made to Mr. Lowenberg without triggering the Excise Tax. If the aggregate present value of the Covered Payments, however, exceeds such maximum amount, but is less than 125% of such maximum amount, then the Company may, in its discretion, reduce the Covered Payments so that no portion of the Covered Payments is subject to the Excise Tax, and no gross-up payment would be made.

•	Agreement with Mr. Boudreau. On October 29, 2004, the Company entered into a long-term employment agreement with Mr. Boudreau, replacing a previous agreement which was entered into in March 2001. The initial employment period under the agreement runs from the effective date through March 31, 2006, and the employment period is automatically extended for successive one-year renewal periods unless either party gives timely notice of non-renewal.

Mr. Boudreau’s employment agreement generally provides for: (i) the payment of an annual base salary of $350,000 (which may not be reduced after any increase); (ii) a guaranteed minimum annual bonus target of 64% of Mr. Boudreau’s base salary pursuant to the terms of the Company’s bonus plan, with a bonus opportunity for each calendar year during the initial employment period of up to 200% of the Mr. Boudreau’s guaranteed minimum annual bonus in the event the Company achieves certain “stretch” financial and work plan goals; (iii) a grant under the 2000 LTIP of an option to purchase 9,655 shares of the Common Stock, scheduled to vest in full on December 31, 2010, but subject to accelerated vesting upon the achievement of certain financial goals; (iv) an award of 7,226 shares of restricted stock award under the 2000 LTIP, scheduled to vest in full on August 31, 2011, but subject to accelerated vesting upon the achievement of certain financial goals; (v) participation in Company employee benefit plans (other than bonus and incentive plans) on the same basis as such plans are generally made available to similarly situated senior executives of the Company; (vi) such perquisites and fringe benefits to which similarly situated executives of the Company are entitled and which are suitable for Mr. Boudreau’s position; (vii) the crediting of a deferred bonus of $400,000 (to be credited in two annual installments of $200,000 each) to Mr. Boudreau’s retirement account in the EDCP, subject to the terms and conditions of the EDCP, which bonus generally vests at the end of the Mr. Boudreau’s initial employment period under the employment agreement, subject to certain exceptions; (viii) a one time bonus in the amount necessary to make his annual salary effective as of January 1, 2004; and (ix) a one time signing bonus in the amount of $100,000 (to be paid in two equal installments of $50,000 each).

If Mr. Boudreau’s employment is terminated prior to the expiration of the employment period (including any renewal period in effect) he is not entitled to receive any further payments or benefits that have not already been paid or provided (including any unvested portion of the option grant or restricted stock award) except as follows:

—	Mr. Boudreau will be entitled to all previously earned and accrued, but unpaid, annual base salary.

—	If Mr. Boudreau’s employment is terminated by the Company other than for Cause or Disability, or by Mr. Boudreau for Good Reason (as those terms are defined in the agreement), Mr. Boudreau is entitled to receive: (i) a severance benefit equal to 18 months of his base salary plus a specified portion of Mr. Boudreau’s bonus potential for the year based on the average percentage of the potential earned for the three prior years; (ii) reimbursement for the cost of continuing medical insurance under COBRA for 18 months after termination of employment; (iii) if termination of employment occurs prior to the end of Mr. Boudreau’s initial employment period under the agreement, a pro rata portion of 83% of the restricted stock award based on the number of days worked during the initial employment period); (iv) if termination of employment occurs prior to the end of Mr. Boudreau’s initial employment period under the agreement, a pro rata portion of the previously credited installment(s) of the deferred bonus based on the number of days worked during the initial employment period.

—	If Mr. Boudreau’s employment terminates on account of disability or retirement (i.e., voluntary retirement on or after age 59 1/2 but not within 90 days after a change in control (as defined in the employment agreement) of the Company) prior to the end of Mr. Boudreau’s initial employment period under the agreement,

Mr. Boudreau generally is entitled to receive a pro rata portion of the previously credited installment(s) of the deferred bonus.

—	If Mr. Boudreau’s employment terminates on account of death prior to the end of his initial employment period under the agreement, he generally is entitled to receive: (i) 83% of the restricted stock award, and (ii) a pro rata portion of the previously credited installment(s) of the deferred bonus.

—	Mr. Boudreau’s rights with respect to the stock option granted under the employment agreement are generally governed by the terms and provisions of the 2000 LTIP. However, the employment agreement provides that stock options granted thereunder shall not vest or otherwise become exercisable solely as a result of Mr. Boudreau’s retirement.

—	If a change in control (as defined in the agreement) of the Company occurs prior to the end of the initial employment period under the agreement, Mr. Boudreau, in certain instances, is afforded different rights with respect to the deferred bonus as follows: (i) if Mr. Boudreau remains employed for 90 days following the change in control, he obtains a vested right to receive 50% of the deferred bonus, with the remaining 50% otherwise eligible for vesting pursuant to the terms of the employment agreement; and (ii) if, within 90 days before or at any time after a change in control, Mr. Boudreau is terminated by the Company other than for Cause or Disability, or by Mr. Boudreau for Good Reason, or the agreement expires during the 90 days following the change in control, Mr. Boudreau would generally obtain a vested right to receive 100% of the deferred bonus.

If Mr. Boudreau’s employment is terminated prior to expiration of the employment period (including any renewal period in effect) for any reason, Mr. Boudreau is prohibited from competing against the Company for 18 months after such termination. If termination of employment occurs solely as a result of expiration of the employment agreement, Mr. Boudreau is prohibited from competing for one year after such termination. Mr. Boudreau is also subject to certain non-solicitation and non-disclosure limitations. Entitlement to the severance benefit and the deferred bonus described above (including any prorated portion) is contingent upon compliance with these restrictive covenants.

In the event that any amount or benefit paid or distributed to Mr. Boudreau pursuant to the employment agreement, taken together with any amounts or benefits otherwise paid or distributed to Mr. Boudreau by the Company pursuant to any other arrangement or plan (collectively, the “Covered Payments”), would result in Mr. Boudreau’s liability for the payment of an Excise Tax, the Company will make a “gross-up” payment to Mr. Boudreau to fully offset the Excise Tax provided the aggregate present value of the Covered Payments is equal to or exceeds 125% of the maximum total payment which could be made to Mr. Boudreau without triggering the Excise Tax. If the aggregate present value of the Covered Payments, however, exceeds such maximum amount, but is less than 125% of such maximum amount, then the Company may, in its discretion, reduce the Covered Payments so that no portion of the Covered Payments is subject to the Excise Tax, and no gross-up payment would be made.

•	Agreement with Mr. Tenholder. On October 7, 2002, the Company entered into a long-term employment agreement with Mr. Tenholder. The initial employment period under the agreement runs from the effective date through December 31, 2006, and the employment period is automatically extended for successive one-year renewal periods unless either party gives timely notice of non-renewal.

Mr. Tenholder’s employment agreement generally provides for: (i) the payment of an annual base salary of $300,000 (which may not be reduced after any increase); (ii) a guaranteed minimum annual bonus target of 55% of Mr. Tenholder’s base salary pursuant to the terms of the Company’s bonus plan, with a bonus opportunity for each calendar year during the initial employment period of up to 200% of the Mr. Tenholder’s guaranteed minimum annual bonus in the event the Company achieves certain “stretch” financial and work plan goals; (iii) a grant under the 2000 LTIP of an option to purchase 16,000 shares of the Common Stock, vesting in three equal increments on December 31, 2004, 2005 and 2006; (iv) an award of 9,000 shares of restricted stock award under the 2000 LTIP, scheduled to vest in full on December 31, 2006, (v) participation in Company employee benefit plans (other than bonus and incentive plans) on the same basis as such plans are generally made available to similarly situated senior executives of the Company; (vi) such perquisites and fringe benefits to which similarly situated executives of the Company are entitled and which are suitable for Mr. Tenholder’s position; and (vii) the crediting of a deferred bonus of $500,000 to Mr. Tenholder’s retirement account in the EDCP, subject to the terms and conditions of the EDCP, which bonus generally vests at the end of the Mr. Tenholder’s initial employment period under the employment agreement, subject to certain exceptions.

If Mr. Tenholder’s employment is terminated prior to the expiration of the employment period (including any renewal period in effect) he is not entitled to receive any further payments or benefits that have not already been paid or provided (including any unvested portion of the option grant or restricted stock award) except as follows:

—	Mr. Tenholder will be entitled to all previously earned and accrued, but unpaid, annual base salary.

—	If Mr. Tenholder’s employment is terminated by the Company other than for Cause or Disability, or by Mr. Tenholder for Good Reason (as those terms are defined in the agreement), Mr. Tenholder is entitled to receive: (i) a severance benefit equal to 18 months of his base salary plus a specified portion of Mr. Tenholder’s bonus potential for the year based on the average percentage of the potential earned for the three prior years; (ii) reimbursement for the cost of continuing medical insurance under COBRA for 18 months after termination of employment; (iii) if termination of employment occurs prior to the end of Mr. Tenholder’s initial employment period under the agreement, a pro rata portion of the restricted stock award based on the number of days worked during the initial employment period); (iv) if termination of employment occurs prior to the end of Mr. Tenholder’s initial employment period under the agreement, a pro rata portion of the deferred bonus based on the number of days worked during the initial employment period.

—	If Mr. Tenholder’s employment terminates on account of death, Disability or retirement (i.e., voluntary retirement on or after age 59 1/2 but not within 90 days after a change in control (as defined in the employment agreement) of the Company) prior to the end of Mr. Tenholder’s initial employment period under the agreement, Mr. Tenholder generally is entitled to receive (i) if termination of employment occurs prior to the end of Mr. Tenholder’s initial employment period under the agreement, a pro rata portion of the restricted stock award based on the number of days worked during the initial employment period); and (ii) if termination of employment occurs prior to the end of Mr. Tenholder’s initial employment period under the agreement, a pro rata portion of the deferred bonus based on the number of days worked during the initial employment.

—	Mr. Tenholder’s rights with respect to the stock option granted under the employment agreement are generally governed by the terms and provisions of the 2000 LTIP. However, the employment agreement provides that stock options granted on or after the effective date of the employment agreement (including stock options granted under the employment agreement) which have vested as of the effective date of termination of employment will be exercisable until (i) expiration of the relevant option term if termination is on account of retirement, or (ii) 12 months after termination of employment if termination is solely on account of the Company’s decision not to renew the employment agreement.

—	If a change in control (as defined in the agreement) of the Company occurs prior to the end of the initial employment period under the agreement, Mr. Tenholder, in certain instances, is afforded different rights with respect to the deferred bonus as follows: (i) if Mr. Tenholder remains employed for 90 days following the change in control, he obtains a vested right to receive 50% of the deferred bonus, with the remaining 50% otherwise eligible for vesting pursuant to the terms of the employment agreement; and (ii) if, within 90 days before or at any time after a change in control, Mr. Tenholder is terminated by the Company other than for Cause or Disability, or by Mr. Tenholder for Good Reason, or the agreement expires during the 90 days following the change in control, Mr. Tenholder would generally obtain a vested right to receive 100% of the deferred bonus.

If Mr. Tenholder’s employment is terminated prior to expiration of the employment period (including any renewal period in effect) for any reason, Mr. Tenholder is prohibited from competing against the Company for 18 months after such termination. If termination of employment occurs solely as a result of expiration of the employment agreement, Mr. Tenholder is prohibited from competing for one year after such termination. Mr. Tenholder is also subject to certain non-solicitation and non-disclosure limitations. Entitlement to the severance benefit and the deferred bonus described above (including any prorated portion) is contingent upon compliance with these restrictive covenants.

In the event that any amount or benefit paid or distributed to Mr. Tenholder pursuant to the employment agreement, taken together with any amounts or benefits otherwise paid or distributed to Mr. Tenholder by the Company pursuant to any other arrangement or plan (collectively, the “Covered Payments”), would result in Mr. Tenholder’s liability for the payment of an Excise Tax, the Company will make a “gross-up” payment to

Mr. Tenholder to fully offset the Excise Tax provided the aggregate present value of the Covered Payments is equal to or exceeds 125% of the maximum total payment which could be made to Mr. Tenholder without triggering the Excise Tax. If the aggregate present value of the Covered Payments, however, exceeds such maximum amount, but is less than 125% of such maximum amount, then the Company may, in its discretion, reduce the Covered Payments so that no portion of the Covered Payments is subject to the Excise Tax, and no gross-up payment would be made.

Consulting Agreement with Mr. Toan
      On March 24, 2005, the Company entered into a consulting agreement with Mr. Toan. Under the consulting agreement, Mr. Toan will serve as non-executive Chairman of the Board, and shall have duties and responsibilities commensurate with such position. He will also render consulting services to the Company on such matters as the Company may request. Annual compensation for services performed as non-executive Chairman of the Board will be in accordance with annual compensation at such times and in such amount as the Company pays under the policy generally in effect for non-employee directors on the Board from time to time. Compensation for up to thirty-five hours per month of consulting services will be in the amount of $30,000 per month; additional consulting services may be provided upon agreement by the parties, for additional compensation. Mr. Toan shall also be entitled to be reimbursed for all out-of-pocket expenses paid in connection with the services provided under the consulting agreement. The consulting agreement ends on the date of the Company’s 2006 Annual Meeting, unless earlier terminated.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, and certain other persons to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (“SEC”) and Nasdaq, and to furnish the Company with copies of the forms. Based solely on its review of the forms it received, or written representations from reporting persons, the Company believes that all of its directors, executive officers and greater than ten percent beneficial owners complied with all such filing requirements during 2004; provided, however that Edward Stiften did not timely file a report with respect to an aggregate grant of 43,126 stock options and an aggregate grant of 19,100 shares of restricted stock in April 2004, and Darryl Weinrich did not timely file a report with respect to the receipt of 10.64 phantom stock units under the EDCP in March 2004. In addition, pursuant to a review of previous filings it was discovered that Mr. Paz did not timely file a report with respect to the receipt of 673.2617 phantom stock units under the EDCP in March 2003; Agnes Rey-Giraud did not timely report her surrender of 1644 shares, and her spouse’s surrender of 341 shares, to the Company to cover withholding obligations related to the vesting of restricted stock in August 2003; Ms. Rey-Giraud did not timely report her spouse’s surrender of 507 shares of unvested restricted stock upon termination of his employment with the Company in September 2003; and Mr. Lowenberg did not timely report a disposition of 972.786 phantom stock units resulting from a reallocation of investments in the EDCP in December 2003.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Relationship with New York Life
Stock Ownership
      New York Life is currently the beneficial owner of 12,000,230 shares (or approximately 16.21%) of the outstanding Common Stock.
      In August 2001, New York Life and its subsidiary NYLIFE, LLC (“NYLife”) entered into a ten-year forward sale contract with an affiliate of Credit Suisse First Boston Corporation (“CSFB”) with respect to 4,500,000 of its shares of the Common Stock, and, in April 2003, New York Life entered into a five-year forward sale contract with CSFB and one of CSFB’s affiliates with respect to 5,500,000 of its shares of the Common Stock (together, the “Forward Sale Contracts”). New York Life has reported that, absent the occurrence of certain accelerating events, it retains the right to vote the shares under the Forward Sale Contracts (the “Forward Sale Shares”) during the term of each Forward Sale Contract.

Stockholder and Registration Rights Agreement
      New York Life and the Company are parties to a Stockholder and Registration Rights Agreement dated as of October 6, 2000, amended August 17, 2001 and further amended April 25, 2003 (the “Rights Agreement”). The Rights Agreement was originally entered into in connection with the November 2000 secondary offering of a portion of the shares of Common Stock then held by New York Life (the “November 2000 Offering”). The principal terms of this agreement are described below.
      Rights Regarding the Board of Directors. New York Life has the right to designate for nomination one director to the Company’s Board of Directors as long as the aggregate number of shares of the Common Stock held by New York Life and its non-investment subsidiaries is either (i) equal to or greater than 3,000,000 shares (excluding the Forward Sale Shares), or (ii) equal to or greater than both (a) 2,000,000 shares (excluding the Forward Sale Shares), and (b) a number of shares (including the Forward Sale Shares) representing at least 14.9% of the Company’s outstanding Common Stock as of either April 25, 2003 or the date of determination (whichever is less). New York Life originally had the right to designate two directors for nomination to the Company’s Board of Directors. However, as a result of a series of transactions involving Common Stock held by New York Life and its affiliates completed during 2003, which transactions temporarily reduced New York Life’s holdings to below the minimum threshold for two director nominations, New York Life’s nomination right was reduced to one. Under the terms of the Rights Agreement, New York Life’s nomination right cannot be increased.
      The Company is required to use the same efforts to cause the election of New York Life’s designee to the Board of Directors as it uses with its other nominees for director. If a vacancy occurs with respect to the director which New York Life had the right to designate, and New York Life has the right at such time to designate a director for nomination, New York Life is entitled to designate a nominee to fill the vacancy. If the Company nominates for election the person designated by New York Life, New York Life and its non-investment subsidiaries that hold shares are required to vote their shares of voting stock in favor of all directors nominated for such election.
      Registration Rights. So long as New York Life and its non-investment subsidiaries, in the aggregate, beneficially hold more than 3,000,000 shares of the Common Stock, New York Life may request that the Company effect up to three registrations of all or part of such shares under the Securities Act of 1933. One of these registrations may be requested to be effected as a shelf registration pursuant to Rule 415 under the Securities Act, and two of these registrations may be requested to be effected as firm commitment underwritten offerings under the Securities Act of 1933. The Company is not obligated to file a registration statement at the request of New York Life: (1) within a period of 90 days after the effective date of any other registration statement of the Company (other than a registration statement on Form S-8 or its equivalent); or (2) while a registration statement relating to a shelf registration filed at the request of New York Life is effective under the Securities Act. In addition, so long as New York Life and its non-investment subsidiaries, in the aggregate, beneficially hold in excess of 3,000,000 shares of Common Stock, if the Company proposes to register shares of Common Stock for the Company’s account under the Securities Act (other than a registration on Form S-8 or its equivalent), New York Life shall have piggy-back rights with respect to such registration. The underwriters of any such offering have the right to limit the number of shares included by New York Life in any such registration if the managing underwriter indicates that, in its opinion, the number of shares to be included by New York Life would adversely affect the offering. The Company will bear the expenses of any registration described in this paragraph.
      Voting of Common Stock. New York Life and its subsidiaries have agreed to vote any shares of Common Stock held by them in favor of the slate of nominees for the Company’s Board of Directors recommended by the Company. However, this voting requirement does not apply to any of the Forward Sale Shares held by third parties pursuant to the Forward Sale Contract and which New York Life would have to recall in order to vote, provided that (i) New York Life gives proper notice to the Company indicating that such shares are being held by third parties, and (ii) the Company does not require New York Life to nonetheless recall such shares. The Company does not presently intend to call for the recall of such shares to be voted at the meeting.
      Term. The Stockholder and Registration Rights Agreement will terminate on the earlier of: (1) November 7, 2008 or (2) at such time as New York Life and its non-investment subsidiaries, in the aggregate, beneficially hold less than 3,000,000 shares of Common Stock.

Other Relationships and Transactions
      Pursuant to agreements with New York Life, the Company provides pharmacy benefit management services to employees and retirees of New York Life and certain New York Life health insurance policyholders. During 2004, the total revenues that the Company derived from all services provided to New York Life were approximately $27,600,000, or 0.2% of the Company’s total revenues for 2004.
      New York Life Benefit Services, Inc., a subsidiary of New York Life, administers the Company’s 401(k) and deferred compensation plans. The Company paid New York Life Benefit Services approximately $65,000 for such services during 2004.
Relationship with Putnam Investments
      Putnam Investment Management LLC and The Putnam Advisory Company LLC, each a wholly-owned subsidiary of Putnam, LLC (“Putnam Investments”), beneficially own an aggregate amount of 4,715,765 (or approximately 6.37%) of the Common Stock. From time to time, the Company has obtained insurance brokerage and compensation related services from Putnam Investments’ parent, Marsh & McLennan Companies, Inc. (“M&MC”) or certain other subsidiaries of M&MC. The total payments made to M&MC and its subsidiaries during 2004, was approximately $7,665,000, or 0.05% of the Company’s total revenues for 2004. However, the preponderance of these payments represented insurance premiums which were paid to Marsh but forwarded to the individual carriers themselves, less a standard commission.
      Pursuant to agreements with M&MC, a subsidiary of the Company provides pharmacy benefit management services to employees of M&MC and for a third party administrator owned by M&MC. During 2002, the total revenues that the Company derived from these services were approximately $6,657,000, or 0.03% of the Company’s total revenues for 2004.
II. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
      The firm of PricewaterhouseCoopers LLP served as the Company’s independent accountants for the year ended December 31, 2004. The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP to act in that capacity for the year ending December 31, 2005. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions from stockholders.
      Although the Company is not required to submit this appointment to a vote of the stockholders, the Audit Committee of the Board of Directors continues to believe it appropriate as a matter of policy to request that the stockholders ratify the appointment of PricewaterhouseCoopers LLP as principal independent auditors. If the stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and consider whether to retain PricewaterhouseCoopers LLP or appoint another auditor. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Principal Accountant Fees
      The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2003 and December 31, 2004, as well as fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods:

	2004	2003

Audit fees(1)	$1,615,659	$820,208
Audit-related fees(2)	184,775	163,094
Tax fees(3)	146,605	427,601
All other fees(4)	1,500	1,400

Total Fees	$1,948,539	$1,412,303

(1)	Audit fees are fees paid for professional services rendered for the audit of the Company’s annual consolidated financial statements, for reviews of the Company’s interim consolidated financial statements, and for the audit of internal controls over financial reporting. Audit fees also include fees for work generally only the independent auditor can be expected to provide such as services associated with documents filed with the SEC and with assistance in responding to SEC comment letters, as well as reports on internal control reviews required by regulators.

(2)	Audit-related fees are fees paid for assurance and related services performed by the Company’s independent auditors including due diligence services related to contemplated mergers and acquisitions, internal control reviews not required by regulators, and employee benefit plan audits. The 2003 fees included approximately $60,000 related to preliminary attestation services which are expected to benefit the 2004 attestation of the Company’s internal controls over financial reporting, as mandated by the Sarbanes-Oxley Act of 2002.

(3)	Tax fees are fees paid for tax compliance, tax planning and tax advice. During 2003, the Company implemented a policy regarding pre-approval of services provided by the independent auditors. In conjunction with the policy, PricewaterhouseCoopers LLP is prohibited from performing tax services with the exception of the completion of previously approved tax projects. The tax fees paid in 2003 and 2004 were for projects that began in 2002.

(4)	All other fees includes any fees earned for services rendered by PricewaterhouseCoopers LLP during 2003 and 2004 which are not included in any of the above categories. The other fees for 2004 and 2003 consist of licensing fees paid by the Company with respect to certain accounting research software.
Policy Regarding Pre-Approval of Services Provided by the Independent Auditors
      The Audit Committee Charter requires the Committee’s pre-approval of all services, both audit and permitted non-audit, to be performed for the Company by the independent auditors. In determining whether proposed services are permissible, the Committee considers whether the provision of such services is compatible with maintaining auditor independence. As part of its consideration of proposed services, the Committee may (i) consult with management as part of the decision-making process, but may not delegate this authority to management, and (ii) delegate, from time to time, its authority to pre-approve such services to one or more Committee members, provided that any such approvals are presented to the full Committee at the next scheduled Audit Committee meeting.
      The Board of Directors unanimously recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent accountants for the year ending December 31, 2005.
STOCKHOLDER PROPOSALS
      In accordance with the amended Bylaws of the Company, a stockholder who, at any annual meeting of stockholders of the Company, intends to nominate a person for election as director or present a proposal must so notify the Secretary of the Company, in writing, describing such nominee(s) or proposal and providing information concerning such stockholder and the reasons for and interest of such stockholder in the proposal. Generally, to be timely, such notice must be received by the Secretary not less than 90 days nor more than 120 days in advance of the first anniversary of the preceding year’s annual meeting, provided that in the event that no annual meeting was held the previous year or the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, or in the event of a special meeting of stockholders called to elect directors, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. For the Company’s annual meeting to be held in 2006, any such notice must be received by the Company at its principal executive offices between January 25, 2006 and February 24, 2006 to be considered timely for purposes of the 2006 annual meeting. Any person interested in offering such a nomination or proposal should request a copy of the relevant Bylaw provisions from the Secretary of the Company. These time periods also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority, and are separate from and in addition to the Securities and Exchange Commission’s requirements that a stockholder must meet to have a proposal included in the Company’s proxy statement.
      Stockholder proposals intended to be presented at the 2006 annual meeting must be received by the Company at its principal executive office no later than December 23, 2005, in order to be eligible for inclusion in the Company’s proxy statement and proxy relating to that meeting. Upon receipt of any proposal, the Company will determine whether to include such proposal in accordance with regulations governing the solicitation of proxies.

CODE OF ETHICS
      The Company has adopted a Code of Ethics which applies to all of its directors, officers, and employees including the Company’s senior financial officers. A copy of the Code of Ethics is available in the Investor Information section of the Company’s website at www.express-scripts.com. The Company will post any amendments to the Code of Ethics, or any waivers of the Code of Ethics for a director, executive officer or senior financial officer of the Company, in the same section of the Company’s website.
OTHER MATTERS
      Management does not intend to bring before the meeting any matters other than those specifically described above and knows of no matters other than the foregoing to come before the meeting. If any other matters or motions properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of management on such matters or motions, including any matters dealing with the conduct of the meeting.
ONLINE DELIVERY OF DOCUMENTS
      If you would like to receive next year’s proxy statement, Annual Report and all other stockholder information electronically, visit the Investor Relations section of the Company’s website, which can be accessed from the Investor Information section of our homepage at www.express-scripts.com. By electing to receive these materials electronically, you can save the Company the cost of producing and mailing these documents.
HOUSEHOLDING OF PROXY MATERIALS
      The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you currently receive multiple proxy statements and would prefer to participate in householding, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Express Scripts, Inc., Attention: Investor Relations, 13900 Riverport Drive, Maryland Heights, MO 63043.
SOLICITATION OF PROXIES
      The Company will bear the cost of the solicitation of proxies for the meeting. Brokerage houses, banks, custodians, nominees and fiduciaries are being requested to forward the proxy material to beneficial owners and their reasonable expenses therefor will be reimbursed by the Company. Solicitation will be made by mail and also may be made personally or by telephone, facsimile or other means by the Company’s officers, directors and employees, without special compensation for such activities. We have also hired MacKenzie Partners, Inc. (“MacKenzie”) to assist in the solicitation of proxies. MacKenzie will receive a fee for such services of no more than $5,000, plus reasonable out-of-pocket expenses, which will be paid by the Company.

By Order of the Board of Directors

Thomas M. Boudreau
Senior Vice President, General Counsel and Secretary
April 22, 2005

April 22, 2005

Dear Stockholder:

     The Annual Meeting of Stockholders of Express Scripts, Inc. will be held at the offices of the Company, 13900 Riverport Drive, Maryland Heights, Missouri 63043, at 9:30 a.m. on Wednesday, May 25, 2005.

     It is important that your shares be represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, vote by telephone or the Internet or execute the attached proxy form below, and return it promptly in the envelope provided.

PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)

Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET

Please access the web page at “www.voteproxy.com” and follow the on-screen instructions. Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS è

☑ Please Detach and Mail in the Envelope Provided ☑

X	Please mark your votes as in this example.

☐	FOR ALL THE NOMINEES LISTED BELOW (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW

NOMINEES:

GARY G. BENANAV
FRANK J. BORELLI	GEORGE PAZ
MAURA C. BREEN	SAMUEL K. SKINNER
NICHOLAS J. LaHOWCHIC	SEYMOUR STERNBERG
THOMAS P. Mac MAHON	BARRETT A. TOAN
JOHN O. PARKER, JR.	HOWARD L. WALTMAN

INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee’s name below.

		For	Against	Abstain
(2)	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for 2005.	☐	☐	☐

This Proxy will be voted “FOR” items 1 and 2 if no instruction to the contrary is indicated. If any other business is properly presented at the meeting, the Proxy will be voted in accordance with the recommendation of management.

(YOU ARE REQUESTED TO COMPLETE, SIGN AND RETURN THIS PROXY PROMPTLY)

EXPRESS SCRIPTS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS — MAY 25, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints George Paz and David Lowenberg, or either one of them, as attorneys-in-fact, agents and proxies for the undersigned with full power of substitution, to vote all shares of the Common Stock of the undersigned in Express Scripts, Inc. (the “Company”) at the Annual Meeting of Stockholders of the Company to be held on May 25, 2005 at 9:30 A.M., at the offices of the Company, 13900 Riverport Drive, Maryland Heights, Missouri 63043, or at any adjournment or postponement thereof, upon the matters described in the Notice of such meeting and accompanying Proxy Statement, receipt of which is acknowledged, and upon such other business as may properly come before the meeting or any adjournments or postponements thereof, hereby revoking any proxies heretofore given. Please sign exactly as the name(s) appear on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, personal representative, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officers. If a partnership, please sign in partnership name by authorized persons.

Dated:	_________________________	_______________________________
(Signature)

_______________________________
(Signature if held jointly)